Exhibit No. 10.12

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PDC MOUNTAINEER, LLC

(A Delaware limited liability company)

Dated as of December 23, 2013

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND

LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

TABLE OF CONTENTS

Page
ARTICLE I GENERAL    1
SECTION 1.1.    Formation and Organization    1
SECTION 1.2.    Name    2
SECTION 1.3.    Principal Office    2
SECTION 1.4.    Registered Office and Registered Agent    2
SECTION 1.5.    Term    2
SECTION 1.6.    Purposes    2
SECTION 1.7.    Powers    3
SECTION 1.8.    Qualification in Other Jurisdictions    4
SECTION 1.9.    Title to Property    4
SECTION 1.10.    Payments of Individual Obligations    4
ARTICLE II MANAGEMENT    4
SECTION 2.1.    Management of the Company by the Board of Managers    4
SECTION 2.2.    Election of Managers    6
SECTION 2.3.    Duties of the Board of Managers    7
SECTION 2.4.    Approval of the Board of Managers    8
SECTION 2.5.    Board Deadlock    8
SECTION 2.6.    Officers.    10
SECTION 2.7.    Chief Executive Officer.    11
SECTION 2.8.    Performance of Duties; Liability of Managers and Officers    11
ARTICLE III MEMBERS    11
SECTION 3.1.    Admission of Members    11
SECTION 3.2.    No Liability for Company Obligations    12
SECTION 3.3.    Area of Mutual Interest; Outside Activities of Members and
Their Affiliates    12
SECTION 3.4.    No Resignation or Withdrawal by Members    13
SECTION 3.5.    Representations and Warranties of Investor    13
SECTION 3.6.    Representations and Warranties of PDC    14
ARTICLE IV CAPITAL    15
SECTION 4.1.    Units    15
SECTION 4.2.    Sharing Percentages    19
SECTION 4.3.    Capital Contributions    19
SECTION 4.4.    Capital Accounts    22
SECTION 4.5.    Member Loans    22
SECTION 4.6.    No Return of Capital Contributions    22
SECTION 4.7.    Management Incentives    23
SECTION 4.8.    Call Option    24
SECTION 4.9.    Mandatory Redemption    26

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ARTICLE V ALLOCATIONS; DISTRIBUTIONS    26
SECTION 5.1.    Allocations of Net Income or Net Loss    26
SECTION 5.2.    Special Allocations    27
SECTION 5.3.    Other Allocation Rules    28
SECTION 5.4.    Allocations of Taxable Income or Loss    29
SECTION 5.5.    Redemption of Class C Units; Distributions    30
SECTION 5.6.    Tax Distributions    32
SECTION 5.7.    Special PDC Withdrawal    32
ARTICLE VI TRANSFER; WITHDRAWAL; SALE RIGHTS; EXIT EVENTS    33
SECTION 6.1.    Restrictions on Transfer    33
SECTION 6.2.    Involuntary Transfer    35
SECTION 6.3.    Assignees    35
SECTION 6.4.    Substitution    35
SECTION 6.5.    Transfers Initiated by a Class A Member    35
SECTION 6.6.    Transfers Initiated by Third Parties    38
SECTION 6.7.    Conditions to Tag-Along Sales and Drag‑Along Sales    39
SECTION 6.8.    Eastern OpCo Drag-Along; Option    41
ARTICLE VII DISSOLUTION; WINDING UP    41
SECTION 7.1.    Dissolution    41
SECTION 7.2.    Winding Up    42
SECTION 7.3.    Application and Distribution of Proceeds of Liquidation    42
SECTION 7.4.    Certificate of Cancellation    42
ARTICLE VIII LIABILITY AND INDEMNIFICATION    43
SECTION 8.1.    No Liability for Company Debts    43
SECTION 8.2.    Indemnification    43
SECTION 8.3.    Advance Payment and Appearance as a Witness    43
SECTION 8.4.    Insurance    43
SECTION 8.5.    Nonexclusivity of Rights    44
SECTION 8.6.    Savings Clause    44
SECTION 8.7.    Company Responsibility for Indemnification Obligations    44
ARTICLE IX CERTAIN TAX MATTERS    45
SECTION 9.1.    Partnership Classification    45
SECTION 9.2.    Tax Returns and Tax Information    45
SECTION 9.3.    Tax Elections    45
SECTION 9.4.    Tax Matters Partner    45
SECTION 9.5.    Withholding    46
SECTION 9.6.    Tax Terminations    46
ARTICLE X BOOKS AND RECORDS; REPORTS    46
SECTION 10.1.    Maintenance of and Access to Books and Records    46
SECTION 10.2.    Bank Accounts    47
SECTION 10.3.    Reports    47

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SECTION 10.4.    Fiscal Year    47
SECTION 10.5.    Schedule K-1    47
ARTICLE XI DEFINITIONS    48
SECTION 11.1.    Definitions    48
SECTION 11.2.    Other Defined Terms    58
SECTION 11.3.    Construction    60
ARTICLE XII MISCELLANEOUS    61
SECTION 12.1.    Notices    61
SECTION 12.2.    Confidentiality    61
SECTION 12.3.    Expenses    62
SECTION 12.4.    Standstill    62
SECTION 12.5.    Non‑Solicitation    63
SECTION 12.6.    Entire Agreement    63
SECTION 12.7.    Waiver or Consent    63
SECTION 12.8.    Amendment    64
SECTION 12.9.    Choice of Law    64
SECTION 12.10.    Public Announcement    64
SECTION 12.11.    Specific Performance    64
SECTION 12.12.    Binding Agreement    65
SECTION 12.13.    Benefit of Agreement    65
SECTION 12.14.    Further Assurances    65
SECTION 12.15.    Legal Counsel    65
SECTION 12.16.    Counterparts    66

EXHIBITS

Exhibit A – Initial Development Plan and Budget
Exhibit B – Officers
Exhibit C – Members
Exhibit D – Area of Mutual Interest
Exhibit E – Payouts; Distribution Sharing Percentages

    iii

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

PDC MOUNTAINEER, LLC
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PDC MOUNTAINEER, LLC (the “Company”), dated and effective as of December 23, 2013 (this “Agreement”), is entered into by and between PDC Energy, Inc., a Nevada corporation (“PDC”), LR-Mountaineer Holdings, L.P. a Delaware limited partnership (“Investor”) and the individuals identified on Exhibit C as Class B Members. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in Article XI.
W I T N E S S E T H:
WHEREAS, on October 29, 2009, PDC and Investor entered into the Limited Liability Company Agreement of PDC Mountaineer, LLC (the “Original Agreement”) to evidence their admission as Members to the Company and to set forth their agreement with regard to, among other things, the (i) regulation and management of the business and affairs of the Company, (ii) making of Capital Contributions to the Company, (iii) distribution of funds and other assets and the allocation of Net Income and Net Loss and (iv) Transfers of Interests in the Company;
WHEREAS, on October 29, 2009, in connection with entering into the Original Agreement, the Company entered into the Contribution Agreement and the Services Agreement with PDC and certain of its Affiliates;
WHEREAS, on April 1, 2010, the parties to the Original Agreement entered into the Amended and Restated Limited Liability Company Agreement (the “First Amendment”) to provide for the issuance of profits interests or other equity incentives to the executive management team of the Company, among other things; and
WHEREAS, the parties to the First Amendment desire to amend and restate it to provide for additional capital investments in the Company and the related establishment of new classes of Units;
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
GENERAL
SECTION 1.1.    Formation and Organization. The Company has been formed as a Delaware limited liability company by the filing 9+6of the Certificate of Formation of the Company

(the “Certificate of Formation”) on October 26, 2009 in the office of the Secretary of State of the State of Delaware under and pursuant to the Act. The execution of the Certificate of Formation by Daniel W. Amidon, in his capacity as an authorized person, is hereby ratified and confirmed by each of the Members. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, such Daniel W. Amidon’s powers as an “authorized person” within the meaning of the Act ceased. The Members hereby agree that during the term of the Company, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and provisions of this Agreement and the Act, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement. Notwithstanding anything herein to the contrary, Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement.
SECTION 1.2.    Name. The name of the Company is “PDC Mountaineer, LLC.” The business of the Company shall be conducted under the name “PDC Mountaineer, LLC” or such other name or names as the Board of Managers may determine from time to time.
SECTION 1.3.    Principal Office. The principal office of the Company shall be located at Bridgeport, West Virginia, or such other place as the Board of Managers shall determine from time to time.
SECTION 1.4.    Registered Office and Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board of Managers may designate from time to time.
SECTION 1.5.    Term. The existence of the Company commenced as of the date upon which the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware, and the Company shall continue in existence until it is dissolved in accordance with the provisions of this Agreement, and to the extent provided under the Act, until its affairs are wound up and the Company is terminated in accordance with the provisions of this Agreement and the Act.
SECTION 1.6.    Purposes. The purposes of the Company, whether carried out by it or through its subsidiaries, are as follows:
(a)    to acquire, develop, operate, exploit and maintain oil and natural gas properties in the areas of the Appalachian Basin described and shown on Schedule 1.1 to the Contribution Agreement (the “Area”); and
(b)    to engage in other necessary and appropriate activities incidental thereto that may be lawfully conducted by a limited liability company under the Act.

SECTION 1.7.    Powers. Subject to the terms hereof, the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, or in furtherance of, the purposes of the Company set forth in Section 1.6 hereof, including the power to:
(a)    conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act;
(b)    acquire (by purchase, lease, contribution of property or otherwise), own, hold, operate, maintain, improve, lease, sell, convey, finance, mortgage, transfer or dispose of assets of the Company, including any working interests or other interests in oil and gas properties and other real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
(c)    enter into the Contribution Agreement and the Services Agreement (collectively, the “Transaction Agreements”) and perform and carry out its obligations thereunder and exercise any rights available to it under or in connection with the same;
(d)    enter into, perform and carry out other contracts and leases necessary, convenient or incidental to the accomplishment of the purposes of the Company and to extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any such contracts or leases;
(e)    hire, appoint, manage and terminate employees and agents of the Company, and define their duties and fix their compensation;
(f)    purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of corporations, associations, general or limited partnerships, trusts or limited liability companies;
(g)    borrow money and issue evidences of Indebtedness, and to secure the same by a mortgage, pledge or other lien on the real and personal property of the Company;
(h)    lend money for any proper purpose, to invest and reinvest the funds of the Company, and to take and hold real and personal property for the payment of funds so loaned or invested;
(i)    enter into transactions, contracts, agreements or arrangements involving hedge contracts, derivatives, forwards, swaps or similar contracts;
(j)    sue and be sued, complain and defend, and participate in administrative or other proceedings, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company;
(k)    indemnify any Person in accordance with and subject to applicable Law and to obtain any and all types of insurance; and

(l)    take all such other actions and to make, execute, acknowledge and file any and all documents or instruments related to the exercise of any of the foregoing powers or otherwise necessary, convenient or incidental to the accomplishment of the purposes of the Company.
SECTION 1.8.    Qualification in Other Jurisdictions. The Company shall execute and cause to be filed original or amended articles and/or certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business. At the request of the Board of Managers, each Member agrees to execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company or similar type of entity in all such jurisdictions in which the Company may conduct business.
SECTION 1.9.    Title to Property. All property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such property in its individual capacity, and each Member’s Interests in the Company shall be personal property for all purposes. The Company shall hold title to all of its property in the name of the Company, not in the name of any Member.
SECTION 1.10.    Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.
ARTICLE II
MANAGEMENT
SECTION 2.1.    Management of the Company by the Board of Managers.
(a)    Management by the Board of Managers. Except for matters required by this Agreement to be approved by the Members or as provided in nonwaivable provisions of the Act, the business and affairs of the Company shall be managed and the powers of the Company shall be exercised by or under the direction of a board of managers (the “Board of Managers” or the “Board”). Each member of the Board of Managers is referred to herein as a “Manager” and collectively as the “Managers.”
(b)    Place of Meetings. Meetings of the Board of Managers, regular or special, will be held at such places, either within or without the State of Delaware, as may be specified by the Board of Managers or the Manager calling the meeting, as the case may be. In the absence of specific designation, meetings of the Board of Managers shall be held at the principal office of the Company.
(c)    Regular Meetings. The Board of Managers shall meet on a quarterly basis at such times and places as may be fixed from time to time by the Board and communicated to all Managers. Any and all business may be transacted at any regular meeting.

(d)    Special Meetings. Special meetings of the Board of Managers shall be held at any time upon the call of any Manager. If a Manager desires the Company to take or authorize any action that requires Approval of the Board of Managers, the Manager shall request that the Board of Managers take action with respect thereto by so notifying the Board of Managers and describing in such notification (i) the nature of the transaction or business and (ii) the proposed course of action recommended by the Manager. The Manager shall deliver the notification referred to above, together with any available information that is reasonably necessary to enable the Board of Managers to consider the advisability of the proposed course of action, to the Board of Managers a reasonable period of time prior to the date by which action is to be taken as proposed therein. Notice of any such special meeting shall be in writing and shall be given personally or by facsimile or Electronic Transmission to each member of the Board of Managers at least three Business Days prior to the date of the meeting.
(e)    Attendance at and Notice of Meetings. Attendance at a meeting of the Board of Managers shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened, not authorized by the Agreement or impermissible as a matter of Law.
(f)    Quorum. At all meetings of the Board of Managers, the quorum required for the transaction of any business shall consist of the presence, either in person or by proxy, of at least a majority of Managers, including at least one Investor Designee and at least one PDC Designee. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Managers; provided, that at least one Investor Designee and at least one PDC Designee remains present.
(g)    Voting. Each Investor Designee will have one vote and each PDC Designee will have one vote. All decisions will be made by a majority vote of all the Managers, including at least one Investor Designee and at least one PDC Designee, except that, notwithstanding anything to the contrary in this Agreement, (i) with the exception of the Services Agreement, transactions and any other matters between the Company and a Class A Member or an Affiliate of such Class A Member shall require approval solely by the Managers designated by the other Class A Member, and (ii) any other matters for which this Agreement expressly provides for approval by the Managers designated by a single Class A Member shall be approved by the Managers of such single Class A Member.
(h)    Proxy. Each Board of Managers Designee entitled to vote at a meeting of the Board of Managers may authorize another Board of Managers Designee appointed by the same Designating Party to act for such Board of Managers Designee by proxy, but no such proxy shall be voted or acted upon after 11 months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in Law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in an Interest itself or an interest in the Company generally.
(i)    Written Consent. Any action required or permitted to be taken at any regular or special meeting of the Board of Managers may be taken without a meeting, without prior notice,

and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by a majority of all of the Managers including at least one Investor Designee and at least one PDC Designee.
(j)    Telephonic Meetings. The Board of Managers may hold meetings by means of conference telephone or similar communications equipment by means of which all of the Managers participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.
(k)    Minutes. All decisions and resolutions of the Board of Managers shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in the case of a consent executed in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board of Managers shall be circulated to all Managers as soon as practical after each meeting and shall be kept at the principal office of the Company.
(l)    Observers. Each Class A Member shall be entitled to designate one observer (which may be the same or a different individual from meeting to meeting) (an “Observer”) to attend meetings of the Board of Managers.
SECTION 2.2.    Election of Managers.
(a)    Qualifications. Each Manager shall be a natural person. A Manager need not be a resident of the State of Delaware, a Member or an officer of the Company.
(b)    Number. The Board of Managers shall be comprised of six members. Each Manager shall hold office until a successor shall have been designated in accordance with the terms of this Agreement.
(c)    Investor Designees. Investor shall be entitled to designate three persons to serve on the Board (each, an “Investor Designee”).
(d)    PDC Designees. PDC shall be entitled to designate three persons to serve on the Board (each, a “PDC Designee”).
(e)    Vacancies. If any member of the Board of Managers designated by Investor or PDC (in such capacity, the “Designating Party”) pursuant to paragraph (c) or (d) above (each, a “Board of Managers Designee”) shall cease to serve as a member of the Board of Managers for any reason, the vacancy resulting thereby shall be filled by another individual to be designated by that Designating Party.
(f)    Removal. Each Board of Managers Designee may be removed and replaced, with or without cause, at any time by his or her respective Designating Party in such Designating Party’s sole discretion, but, may not be removed or replaced by any other means. A Designating Party who removes one or more of its Board of Managers Designees from the Board of Managers shall promptly notify the other Designating Party as to the name of its replacement designee(s).

(g)    Resignation. A Manager may resign from the Board of Managers at any time by giving written notice to the Company and his or her Designating Party. Such resignation shall take effect three Business Days following receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make it effective.
(h)    Compensation. Managers shall be entitled to reimbursement from the Company for reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Managers and fulfilling their duties as Managers, and the Observer designated by each Class A Member shall be entitled to reimbursement from the Company for reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Managers, with all of the foregoing subject to such limitations as may be established by the Board of Managers. Otherwise, no Manager is entitled to remuneration for services rendered or goods provided to the Company in his or her capacity as a Manager.
SECTION 2.3.    Duties of the Board of Managers.
(a)    To the fullest extent permitted by the Act, a Manager, in performing his or her duties and obligations as a Manager under this Agreement, shall be entitled to act or omit to act at the direction of his or her Designating Party, considering only such factors, including the separate interests of the Designating Party, as such Manager or Designating Party chooses to consider, and any action of such Manager or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and any other Member, on the one hand, and such Manager or Designating Party, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exist under the Act or any other applicable Law) on the part of such Manager or Member to the Company or any other Manager or Member of the Company; provided that the implied contractual covenant of good faith and fair dealing is not hereby eliminated.
(b)    The Members (in their own names and in the name and on behalf of the Company) hereby: (i) agree that (A) the terms of this Section 2.3, to the extent that they modify or limit a duty or other obligation, if any, that a Manager may have to the Company or any Member under the Act or other applicable Law, are reasonable in form, scope and content; and (B) the terms of this Section 2.3 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Manager may have to the Company or any Member, under the Act or any other applicable Law; and (ii) waive to the fullest extent permitted by the Act, any duty (including any fiduciary or other similar duty, to the extent such exist under the Act or any other applicable Law), if any, that a Member may have to the Company or another Member, pursuant to the Act or any other applicable Law; provided that contractual obligations specified in this Agreement are not hereby waived and that the implied contractual covenant of good faith and fair dealing is not hereby eliminated.
(c)    Each Member (in its own name and in the name and on behalf of the Company), acknowledges, affirms and agrees that (i) the Member would not be willing to make an investment in or contribution to the Company, and in the case of the Class A Members, no Manager designated by such Member to serve on the Board of Managers would be willing to so serve, in the absence of this Section 2.3, and (ii) it has reviewed and understands the provisions of Section 18-1101(c) of the Act.

SECTION 2.4.    Approval of the Board of Managers.
(a)    The Company (or officers or agents acting on its behalf), on its own behalf or on behalf of any of its subsidiaries, shall not take any action without the Approval of the Board of Managers; provided, that the Company (or officers or agents acting on its behalf), on its own behalf or on behalf of any of its subsidiaries, may, absent the specific Approval of the Board of Managers, take those actions (i) which are approved by the Board of Managers in connection with or as part of approving a Development Plan and Budget, (ii) which are in accordance with the policies set forth by the Board of Managers or with agreements of the Company or its subsidiaries approved by the Board of Managers, or (iii) which are delegated to the officers or agents of the Company by the Board of Managers.
(b)    Unless otherwise provided by the Board of Managers and as provided in Section 2.4(c) below, the following actions are the only actions that require approval of the Members, which approval shall be required only from the Class A Members:
(i)    the taking of any action that would make it impossible to carry on the ordinary business of the Company, including filing for bankruptcy protection; and
(ii)    the dissolution the Company.
(c)    Neither the Company nor the Board will take the following actions without the prior written consent of the holders of at least 66 2/3% of the outstanding number of Class C Units:
(i)    Create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences, or privileges senior to or on parity with the Class C Units, or increase the authorized number of Class C Units; or
(ii)    Purchase or redeem or make any Distribution on any Units prior to the Class C Units, other than Units repurchased from former employees or consultants in connection with the cessation of their employment or services, respectively.
(d)    Attached as Exhibit A is the initial development plan and budget for the Company (the “Initial Development Plan and Budget”) covering the period from the Closing Date through June 30, 2010. Thereafter, unless otherwise determined by the Board of Managers, the Chief Executive Officer of the Company (the “CEO”) shall propose a development plan and budget for the Company at least 60 days in advance of the beginning of each such six-month period (each a “Development Plan and Budget”).
SECTION 2.5.    Board Deadlock
(a)    Development Plans and Budgets.

(i)    In the event that there is a tie vote of the Managers (a “Deadlock”) prior to the earlier of the end of the Catch‑Up Period and December 31, 2011 (the “Initial Deadlock Period”) regarding approval of a Development Plan and Budget that is applicable to the Initial Deadlock Period and that is not resolved through negotiation by the Managers after a period of 60 days, Investor shall be entitled to suspend the Company’s exploration and drilling activities and all other cash expenditures of the Company, other than the minimum expenses required for salaries and benefits of critical employees of the Company and to maintain the existing operations of the Company (but not exploration, drilling, workover or similar activities) (a “Suspension”), provided that there has not been an Investor Default that remains uncured. In the event that there is a Deadlock following the Initial Deadlock Period regarding approval of a Development Plan and Budget that is not resolved through negotiation by the Managers after a period of 60 days, either Class A Member shall be entitled to effectuate a Suspension, provided that, in the case of a Suspension sought by Investor, there has not been an Investor Default or other default on an obligation to make a Capital Contribution that remains uncured, and in the case of a Suspension sought by PDC, it has not defaulted on an obligation to make a Capital Contribution that remains uncured. During the pendency of a Deadlock with respect to a Development Plan and Budget, the most recently-approved Development Plan and Budget shall apply for purposes of prudently maintaining existing operations (but excluding suspended activities); provided, however, that, unless the Board of Managers otherwise determines, in no event shall the Company incur any expenses or pay funds in excess of the Company’s cash flow during a Suspension.
(ii)    In the event that Suspensions have been in effect for four consecutive six-month periods, then either Class A Member may (A) Transfer its Class A Interest, subject to the provisions set forth in Section 6.5 or Section 6.6 or (B) elect to dissolve the Company under Section 7.1(d), upon which the non-electing Class A Member will designate the Liquidator, which designee may be such non-electing Class A Member or an Affiliate thereof.
(iii)    To the extent a Suspension would cause the Company to lose its interest in any lease, then (a) during the Initial Deadlock Period, PDC shall have, and (b) following the Initial Deadlock Period, the non-suspending Class A Member shall have, the right to require the Company to promptly distribute the Company’s interest subject to expiration under such lease to such Class A Member (and such interest in such lease shall thereafter be deemed excluded from the AMI) so that it may independently continue such exploration and drilling activities in order to maintain the expiring interest in such lease.
(iv)    In the event that Investor effectuates a Suspension during the Initial Deadlock Period, PDC shall be entitled to make a Capital Contribution (and receive in respect thereof a corresponding increase in its Class A Units and Class A Sharing Percentage, without penalty to Investor other than the dilution resulting from such increase) to fund the suspended activities, and any such amounts shall be treated as having been contributed pursuant to an approved Development Plan and Budget; provided, that PDC may not make Capital Contributions of more than $20 million in the aggregate under this Section 2.5(a)(iv).
SECTION 2.6.    Officers.
(a)    Delegation to Officers. The Board of Managers may delegate to the Company’s officers or employees any of its powers in any manner it desires.
(b)    Appointment of Officers. The officers of the Company shall consist of a CEO, a Chief Operating Officer (“COO”) and a Secretary. In addition, the Board of Managers shall have the authority to elect such other officers, including a President, Vice Presidents and assistant officers, as it may from time to time determine. The Board of Managers may appoint officers at any time. The officers shall serve at the pleasure of the Board of Managers, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. The initial officers of the Company are listed on Exhibit B.
(c)    Qualifications. Each officer of the Company shall be a natural person. An officer need not be a resident of the State of Delaware, a Member or a Manager of the Company.
(d)    Authority. Subject to the provisions of this Article II, all officers of the Company shall have such powers and authority, subject to the direction and control of the Board of Managers, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the Board of Managers. In addition, except as otherwise expressly provided herein, each officer shall have such powers and authority as would be incident to his or her office if he or she served as a comparable officer of a Delaware corporation.
(e)    Resignation. An officer of the Company may resign at any time by giving written notice to the Board of Managers. Such resignation shall take effect upon receipt of that notice or at such later time as shall be specified in the notice and agreed to by the Board of Managers. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make it effective.
(f)    Vacancies. Any vacancy occurring in an office may be filled by the Board of Managers.
(g)    Removal. Any officer of the Company may be removed by the Board of Managers in its sole discretion, but such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election as an officer of the Company shall not of itself create any contract rights.
(h)    Delegation of Authority. In the case of any absence of any officer of the Company or for any other reason that the Board of Managers may deem sufficient, the Board of Managers may delegate some or all of the powers or duties of such officer to any other officer for whatever period of time as the Board of Managers deems appropriate.

SECTION 2.7.    Chief Executive Officer.
(a)    Appointment. Unless otherwise approved by the Board of Managers, from and after 90 days following the Closing, the CEO shall be a full‑time employee of the Company or its wholly-owned subsidiary and shall not be an officer or Affiliate of either Class A Member.
(b)    Term. The CEO will hold office until his death, resignation or removal. The CEO may be removed with or without cause by the Board of Managers.
(c)    Authority. Subject to the power and authority of the Board of Managers to revoke or modify the following or to direct the actions of the CEO, the CEO has responsibility and authority for:
(i)    operating and managing the day-to-day business and affairs of the Company in a manner consistent with the Development Plans and Budgets and within such parameters as may be established by the Board of Managers;
(ii)    proposing revisions to the Development Plans and Budgets for submission to the Board of Managers for approval;
(iii)    implementing the Development Plans and Budgets as approved by the Board of Managers and within such parameters as may be established by the Board of Managers; and
(iv)    subject to Section 2.4(a), executing bonds, mortgages or other contracts or instruments on behalf of the Company.
The CEO will keep the Board of Managers reasonably informed of his actions.
SECTION 2.8.    Performance of Duties; Liability of Managers and Officers. A Manager or an officer shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member as a result of his or her carrying out his or her duties as a Manager or officer in good faith, unless the loss or damage shall have been the result of fraud, intentional or willful misconduct or a knowing violation of Law by the Manager or officer.
ARTICLE III
MEMBERS
SECTION 3.1.    Admission of Members.
(a)    Each Person identified in Exhibit C is or has been admitted to the Company as a Member.
(b)    Subject to Section 2.4(a) and Article VI, any Person to which Interests are issued by the Company after the date hereof that executes a counterpart agreeing to be bound by the terms of this Agreement shall be admitted to the Company as a Member on the date of issuance of such Interests.

(c)    Any Person to which Interests are Transferred as permitted by Article VI shall be admitted to the Company as a Member on the date upon which such Transfer has been effected and the requirements set forth in Section 6.4 have been satisfied.
SECTION 3.2.    No Liability for Company Obligations. Without limiting the generality of Article VIII, a Member is not liable for the debts, obligations and liabilities of the Company, including under a judgment, decree or order of a court.
SECTION 3.3.    Area of Mutual Interest; Outside Activities of Members and Their Affiliates.
(a)    Each Class A Member hereby agrees to the provisions set forth in Exhibit D hereto.
(b)    Except as otherwise provided in Exhibit D: (i) no Class A Member or any of its present or future Affiliates or any of their respective shareholders, partners, Class A Members, directors, managers, officers or employees (each, a “Class A Member Related Party”) shall be expressly or impliedly restricted or prohibited by virtue of this Agreement from engaging in other activities or business ventures of any kind or character whatsoever; (ii) each Class A Member and any Class A Member Related Party shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description; (iii) no Class A Member or any Class A Member Related Party shall be obligated by virtue of this Agreement to present any particular business opportunity to the Company, and each Class A Member and Class A Member Related Party shall have the right to take or pursue any such opportunity for its own account (individually or as a partner, Class A Member, shareholder, fiduciary or otherwise) or to present or recommend it to any third party; and (iv) neither the Company nor any Member shall have any rights or claims by virtue of this Agreement or the relationships created hereby in any activities or business ventures of (A) in the instance of the Company, a Class A Member or any Class A Member Related Party, or (B) in the instance of a Member, a Class A Member or such Class A Member’s Class A Member Related Party (it being expressly understood and agreed that any and all such rights and claims are hereby irrevocably waived by each Member on its behalf and on behalf of the Company).
(c)    The Members (in their own names and in the name and on behalf of the Company) expressly: (i) waive any conflicts of interest or potential conflicts of interest that may arise by virtue of (A) in the instance of each Class A Member and its Affiliates, its or their respective activities outside of the AMI, and (B) in the instance of PDC and its respective Affiliates, their activities with respect to the Retained Assets, and agree that none of Investor, or its present or future Affiliates or any of their respective shareholders, partners, members, directors, managers, officers or employees (each, an “Investor Related Party”), or PDC, or its present or future Affiliates or any of their respective shareholders, partners, members, directors, managers, officers or employees (each, a “PDC Related Party”) shall have any liability to any Member, any Affiliate thereof, or the Company with respect to such conflicts of interest or potential conflicts of interest; and (ii) acknowledge and agree that none of (A) Investor or any Investor Related Party or (B) PDC or any PDC Related Party will have any duty to disclose to the Company, any other Member or the Board any business opportunities, whether or not the Company might be interested in such business opportunity for itself, that are outside of the AMI and, in the instance of PDC and a PDC Related Party, that pertain to the Retained Assets.
(d)    The Members (in their own names and in the name and on behalf of the Company) hereby: (i) agree that (A) the terms of this Section 3.3 and Exhibit D, to the extent that they modify or limit a duty or other obligation, if any, that an Investor Related Party or a PDC Related Party may have to the Company or another Member under the Act or other applicable Law, are reasonable in form, scope and content; and (B) the terms of this Section 3.3 and Exhibit D shall control to the fullest extent possible if it is in conflict with a duty, if any, that an Investor Related Party or a PDC Related Party may have to the Company or another Member, the Act or any other applicable Law; and (ii) waive any duty or other obligation, if any, that an Investor Related Party or a PDC Related Party may have to the Company or another Member, pursuant to the Act or any other applicable Law, to the extent necessary to give effect to the terms of this Section 3.3 and Exhibit D.
(e)    The Members (in their own names and in the name and on behalf of the Company) acknowledge, affirm and agree that (i) the execution and delivery of this Agreement by Investor and by PDC are of material benefit to the Company and the Members, and that Investor and PDC would not be willing to (A) execute and deliver this Agreement, and (B) make their agreed Capital Contributions to the Company, without the benefit of this Section 3.3 and Exhibit D and the agreement of the parties, thereto; and (ii) they have reviewed and understand the provisions of Sections 18-1101(b) and (c) of the Act.
SECTION 3.4.    No Resignation or Withdrawal by Members. Except in connection with a Transfer of all of its Interest as permitted under Article VI, no Member shall be entitled to resign or withdraw from the Company as a Member.
SECTION 3.5.    Representations and Warranties of Investor. Investor represents and warrants to PDC as follows:
(a)    Ownership of Investor. Lime Rock Partners GP V, L.P. is the sole general partner of and controls Investor and is the sole general partner of Lime Rock Partners V, L.P. LRP GP V, Inc. is the sole general partner of and controls Lime Rock Partners GP V, L.P. Investor and Lime Rock Partners V, L.P. are limited partnerships that are directly or indirectly managed and advised by Lime Rock Management LP.
(b)    Organization and Good Standing. Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full partnership power and authority to perform all its obligations under this Agreement. Investor is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction that is required by reason of (i) the ownership or use of the properties owned or used by it, (ii) the nature of the activities conducted by it or (iii) its participation in, including its satisfying its obligations to, the Company. Neither Investor nor any of its Affiliates nor any Lime Rock Resources Entity owns a Controlling interest in any other Person engaged in oil or natural gas acquisition, development, operations or exploitation in the Area, except for a single portfolio company in which an Affiliate of Investor currently owns less than 25% of the outstanding equity interests and designates less than a majority of the members of the board of directors (or equivalent governing body).
(c)    Authority; No Conflict.
(i)    Enforceability. This Agreement constitutes the legal, valid and binding obligations of Investor, enforceable against Investor in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity. Investor has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.
(ii)    No Conflict, etc. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (A) contravene, conflict with, or result in a violation of any provision of the organizational documents of Investor; (B) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the Transaction Agreements or to exercise any remedy or obtain any relief under any Law to which Investor, the Company or its Members, may be subject; (C) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Investor; or (D) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract (1) under which Investor has or may acquire any rights, (2) under which Investor has or may become subject to any obligations or liability or (3) by which Investor or any of the assets owned or used by it are bound.
(iii)    Consents and Notices. Investor is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or the Transaction Agreements.
(d)    Availability of Funds. Investor will have immediately available funds in cash to pay any amounts payable by it under this Agreement when due, including the balance of the Minimum Funding Obligation, all without any third-party consent or approval required.
SECTION 3.6.    Representations and Warranties of PDC. PDC represents and warrants to Investor as follows:

(a)    Organization and Good Standing. PDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to perform all its obligations under this Agreement. PDC is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction that is required by reason of (i) the ownership or use of the properties owned or used by it, (ii) the nature of the activities conducted by it or (iii) its participation in, including its satisfying its obligations to, the Company. Except for the Drilling Partnerships, neither PDC nor any of its Affiliates owns a Controlling interest in any other Person engaged in oil or natural gas acquisition, development, operations or exploitation in the Area.
(b)    Enforceability. This Agreement constitutes the legal, valid and binding obligations of PDC, enforceable against PDC in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity. PDC has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.
ARTICLE IV
CAPITAL
SECTION 4.1.    Units.
(a)    The Company shall have four classes of Interests, consisting of (i) Class A Interests, which shall be denominated and referred to herein as “Class A Units,” (ii) Class B Interests, which shall be denominated and referred to herein as “Class B Units,” (iii) Class C Interests, which shall be denominated and referred to herein as “Class C Units” (for all purposes herein, “Class C Units” shall include any and all PIK Class C Units), and (iv) Class D Interests, which shall be denominated and referred to herein as “Class D Units” (collectively, “Units.”). For the avoidance of doubt, the Class C Units have no voting rights except as expressly provided herein.
(b)    The Units shall be uncertificated.
(c)    In connection with the Closing, the Company issued to PDC and Investor the number of Class A Units set forth opposite their respective names on Exhibit C (which were calculated at a deemed value of $1,000 per Unit). The Company is authorized to, and shall, issue to Investor Class A Units at $1,000 per Unit for Capital Contributions made by Investor at or following the Closing in respect of the Minimum Funding Obligation and under Section 4.3(f).
(d)    The Company is authorized to issue a total of 5,000 Class B Units. In connection with entering into the First Amendment, the Company issued to the Class B Members the number of Class B Units set forth in their respective Restricted Interest Agreements. The Company is authorized to issue Class B Units to members of executive management of the Company as determined by the Board of Managers. Any such issuance shall be reflected in and subject to the terms of a Restricted Interest Agreement.

(e)    The Company is authorized to, and shall, issue to PDC and Investor, Class C Units at $1,000 per Class C Unit for Capital Contributions made by PDC and Investor on the date hereof, and to each holder of Class C Units such PIK Class C Units as may accrue and be payable hereunder as Class C Dividends.
(i)    [Reserved]
(ii)    Each holder of issued and outstanding Class C Units will be entitled to receive, when, as, and if declared by the Board, for each Class C Unit then held, the amount equal to eight percent (8%) per annum multiplied by the sum of $1,000 plus all accrued and unpaid (unpaid either in cash or PIK Class C Units) Class C Dividends on such Class C Unit (the “Class C Dividend”) payable (A) if approved by the Board pursuant to Section 5.5(a), in cash, or (B) otherwise in kind in additional Class C Units (the “PIK Class C Units”) in an amount of Class C Units as shall equal the Class C Dividend divided by $1,000.
(iii)    The Class C Dividend will accrue and cumulate on each Class C Unit from the date of issuance and will be payable annually in arrears on the last day of each December, or, if such date is not a Business Day, the succeeding Business Day (each such day, a “Dividend Payment Date”). The Class C Dividend accrued for the initial period will not be payable until the last day of the first full annual period, at which time the amount of the Class C Dividend payable shall consist of the full annual Class C Dividend plus the Class C Dividend for the initial partial year, which shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Class C Dividend payable for any other period shorter or longer than a full year will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Class C Dividend will be paid to the holders of record of Class C Units as they appear in the records of the Company at the close of business on each December 15 or on such other date designated by the Board for the payment of the Class C Dividend that is not more than sixty (60) days or less than ten (10) days prior to such Dividend Payment Date. Any payment of the Class C Dividend will first be credited against the earliest accumulated but unpaid Class C Dividend due with respect to such Class C Unit that remains payable.
(iv)    The Class C Dividend will accrue and cumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of the Class C Dividend, and whether or not a Distribution with respect to the Class C Dividend is declared. The Class C Dividend will accumulate and compound annually at a rate of 8% per annum to the extent it is not distributed on the Dividend Payment Date.
(v)    Each holder of Class C Units is entitled to convert, at any time and from time to time prior to redemption, at the sole option of such holder, any or all Class C Units (including PIK Class C Units) held by such holder into that number of Class D Units determined by dividing (x) $1,000 plus all accrued and unpaid Class C Dividends for each Class C Unit to be converted by such holder, as adjusted for any Class C Unit dividends, splits, combinations, and similar events, by (y) the

Conversion Price in effect at the time of conversion. The “Conversion Price” initially means the conversion price of $1,000, adjusted from time to time as provided in Section 4.1(e)(v)(B) below.

(A)
In order to convert Class C Units into Class D Units, the holder of such Class C Units must provide written notice (the “Conversion Notice”) to the Company that the holder elects to convert all or such number of Class C Units as is specified in such Conversion Notice. Except as provided in the following sentence, the date on which the Company receives the Conversion Notice will be the date of conversion for those Class C Units as are specified in the Conversion Notice. If the Conversion Notice is being provided in connection with an exercise of the Class C Units’ tag-along rights pursuant to Section 6.5 or Section 6.6, then, if specified by the holder of such Class C Units, the conversion of those Class C Units shall be conditioned upon the consummation of the proposed transaction under Section 6.5 or Section 6.6, and the date of conversion for those Class C Units shall be the date of consummation of the proposed transaction under Section 6.5 or Section 6.6. From and after the date of conversion, the Class C Dividend on the Class C Units so converted will cease to accrue, and such Class C Units will no longer be deemed to be outstanding.

(B)
(I)    In the event that the Company issues additional Units (other than B Units) for consideration per Unit less than the then existing Conversion Price of the Class C Units, then the Conversion Price will be adjusted, effective at the close of business on the date on which such additional Units are issued, in accordance with the following formula:

CP2 = CP1 x (A+B) / (A+C)

CP2 = Conversion Price in effect immediately after new issue

CP1 = Conversion Price in effect immediately prior to new issue

A = Total number of Units deemed to be outstanding immediately prior to new issue (including all Class A Units, Class B Units, Class C Units, and Class D Units, and all outstanding options on an as-exercised basis)

B = Aggregate consideration received by the Company with respect to the new issue divided by CP1

C = Number of Units issued in the subject transaction

(II)    Consideration consisting of cash will be valued at the aggregate amount of cash received by the Company. Consideration consisting of property other than cash will be valued at the Fair Market Value thereof as of the date on which such additional Units are issued.

(III)    If outstanding Units (other than Class B Units) are split into a greater number of Units of the same class, or if outstanding Units (other than Class B Units) are combined into a smaller number of Units of the same class, the Conversion Price then in effect immediately before such split or combination will be proportionately adjusted as appropriate to reflect the economic effect of such split or combination. These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(f)    The Company is authorized to, and shall, issue to the holder of any Class C Units upon conversion into Class D Units, that number of Class D Units determined pursuant to Section 4.1(e)(v) above. The Class D Units are non-voting.
(g)    Exhibit C sets forth (i) the number of outstanding Class A Units owned by each Class A Member, giving effect to the respective Class A Members’ Capital Contributions, and (ii) the number of outstanding Class C Units owned as of the date hereof by each Class C Member, giving effect to the respective Class C Members’ Capital Contributions. The Restricted Interest Agreements set forth the number of outstanding Class B Units owned by each Class B Member. The Board of Managers shall amend Exhibit C or Exhibit E from time to time to reflect any changes thereto resulting from any additional subscriptions, Transfers, or admissions effected in accordance with this Agreement, including, without limitation, upon any conversion of Class C Units into Class D Units.
(h)    Notwithstanding anything to the contrary in this Agreement (but without duplication), unless the Board of Managers otherwise determines: (i) Class A Units, Class C Units, and Class D Units shall have a designated value of $1,000 per Unit; (ii) property contributed in-kind as a Capital Contribution or distributed in-kind shall have a deemed value that is mutually acceptable to the Class A Member that makes such Capital Contribution or receives such distribution, on the one hand, and the Managers that are not designees of such Class A Member, on the other hand; and (iii) Class A Units shall be issued for Capital Contributions, and redeemed and retired for distributions, by the Company to a Class A Member (including the Special PDC Withdrawal) (other than distributions made in accordance with Section 2.5(a)(iii) (Board Deadlock), Section 5.5 (Distributions), Section 5.6 (Tax Distributions), Section 7.3 (Application and Distribution of Proceeds of Liquidation) and Section 9.5 (Withholding)), to the extent necessary to reflect an appropriate change in the Class A Sharing Percentage of the Class A Member that makes such Capital Contribution or receives such distribution.
(i)    It is the intent of the parties hereto that the Class D Units will have the same rights and obligations as the Class A Units except with that the Class D Units will not have any voting rights, will not have the right to drag-along other Units (but will be subject to the drag-along rights of the Class A Units pursuant to Section 6.5(c)), and will not have a right to repayment of an Investor Preference Amount. Therefore, in the event of any modifications to the rights or obligations of the Class A Units, the Class D Units will be automatically and without further action modified on the same basis as the Class A Units have been modified; provided, however, that the Class D Units will not have any rights (i) to Board designees under Section 2.2, (ii) to an Investor Preference Amount under Section 5.5(c)(i) or (ii), or (iii) under Article VI except for the tag-along rights specifically provided for in Sections 6.5(b)(ii) and 6.6(a)(ii).
SECTION 4.2.    Sharing Percentages. The “Class A Sharing Percentage” of each Class A Member at any time shall equal the aggregate number of Class A Units held by such Member at such time divided by the aggregate number of Class A Units then outstanding. The “Class B Sharing Percentage” of each Class B Member at any time shall equal the aggregate number of Class B Units held by such Member at such time divided by the aggregate number of Class B Units then outstanding. The “Class C Sharing Percentage” of each Class C Member at any time shall equal the aggregate number of Class C Units held by such Member at such time divided by the aggregate number of Class C Units then outstanding. The “Class D Sharing Percentage” of each Class D Member at any time shall equal the aggregate number of Class D Units held by such Member at such time divided by the aggregate number of Class D Units then outstanding. The Class A Sharing Percentage of each Class A Member is set forth opposite such Member’s name on Exhibit C under the similarly titled column. The Class C Sharing Percentage of each Class C Member is set forth opposite such Member’s name on Exhibit C under the similarly titled column. In the event of a change in Class A Sharing Percentages or Class C Sharing Percentages pursuant to the terms of this Agreement, the Board of Managers shall revise Exhibit C to reflect such changes. In the event of a change in the number of Class A Units, Class B Units, or Class D Units outstanding pursuant to the terms of this Agreement, the Board of Managers shall revise Exhibit E to reflect the resulting changes in the Class Distribution Sharing Percentages.
SECTION 4.3.    Capital Contributions.
(a)    On the Closing Date, Investor contributed to the Company the amount in cash set forth opposite its name on Exhibit C under the column “Initial Capital Contributions” and PDC contributed the Contributed Assets to the Company in accordance with and subject to the terms of the Contribution Agreement, which were valued at the Agreed Value, which is set forth opposite PDC’s name on Exhibit C under the column “Initial Capital Contributions.” The contributions described in this paragraph (a) are referred to herein as “Initial Capital Contributions.” In exchange for the Initial Capital Contributions, and taking into account the Special PDC Withdrawal made pursuant to Section 5.7 in connection with the Closing, the Company has issued to each of Investor and PDC Class A Units reflected in Exhibit C under the column entitled “Class A Units.”
(b)    Notwithstanding any other provision of this Agreement, Investor hereby agrees and commits to make 100% of any and all cash Capital Contributions provided for herein (except for cash payments required from PDC pursuant to the terms of the Contribution Agreement (e.g., as a result of Title Defects or Environmental Defects (as defined in the Contribution Agreement) in the Contributed Assets)) until the Minimum Funding Obligation is satisfied, and hereby further agrees and commits to satisfy the Minimum Funding Obligation no later than December 31, 2011. PDC shall have no obligation to make any Capital Contributions to the Company until the Minimum Funding Obligation is satisfied and except as required by the Contribution Agreement. After the Catch-Up Period, additional Capital Contributions shall be funded by the Class A Members in cash in proportion to their then-existing Class A Sharing Percentages, except as otherwise expressly provided herein and except as required by the Contribution Agreement.
(c)    Subject to Section 4.3(b), from time to time after the date hereof, the Class A Members shall be required to make Capital Contributions to the Company as capital calls (collectively, “Capital Calls”) to the extent approved by the Board of Managers or pursuant to an approved Development Plan and Budget. With respect to each Capital Call, the Board of Managers shall send a written notice to each Class A Member that shall state (i) the amount of the Capital Contribution required of each Class A Member, (ii) the payment date for such Capital Contribution and (iii) the purposes for which the Capital Contribution proceeds will be utilized by the Company. Unless otherwise specified by the Board of Managers, within 20 Business Days after the date of the written notice referred to in the preceding sentence, each Class A Member required to make a Capital Contribution shall, subject to the provisions of this Section 4.3, be required to pay the full amount of the Capital Contribution requested pursuant to such Capital Call by wire transfer of funds in United States dollars. Class A Members making additional Capital Contributions under this Section 4.3 will receive in respect thereof a number of Class A Units equal to the amount of their respective additional Capital Contributions divided by $1,000 or such other price per Unit determined by the Board of Managers.
(d)    If Investor fails for any reason to make a required Capital Contribution during the Catch‑Up Period or fails to satisfy timely the Minimum Funding Obligation and such failure remains uncured by the later to occur of (x) 10 Business Days after the due date therefor and (y) 2 Business Days after the PDC Designees have provided written notice of such failure to Investor (such failure, an “Investor Default”), the Investor shall be in default under this Agreement. Effective as of the occurrence of any Investor Default, PDC will have the right which shall be exercisable for 10 Business Days after the occurrence of such Investor Default (which shall not be exclusive of other available remedies at law, including for breach of contract) to elect to (1) dissolve the Company and wind up its affairs with a Liquidator appointed by PDC under Section 7.1, (2) advance to the Company the amount of Investor’s then-due Capital Contribution, which advance shall be treated by the Company and the Members as a loan from PDC to Investor (an “Investor Sideways Loan”) or (3) contribute to the Company the amount of Investor’s then-due Capital Contribution (a “Substitute Contribution”).

(i)    If PDC elects to make an Investor Sideways Loan, such loan will be (A) payable on demand and accrue interest at a rate of interest per annum equal to the lesser of (1) the Prime Rate plus six percent and (2) the highest rate permitted by applicable Law, and (B) secured by Investor’s Class A Interest in the Company. Investor shall execute all documentation and take all action reasonably requested by PDC to grant and perfect such security interest. Investor will not be entitled to any Distributions until such Investor Sideways Loan is fully repaid. The portion of distributions which would otherwise have been distributed or paid to Investor under Article V and Article VII if Investor had funded the amounts for which an Investor Sideways Loan was made shall instead be paid directly to PDC, and shall be deemed to have been paid to the Investor and subsequently paid by Investor to PDC, until the Investor Sideways Loan is fully repaid.
(ii)    If PDC elects to make a Substitute Contribution, such contribution will be treated by the Company and the Members as a PDC contribution of 110% of the amount actually contributed by PDC for all purposes under this Agreement, including the issuance of Class A Units to PDC in respect thereof (an “Additional PDC Contribution”).
(e)    After the Catch-Up Period, if either Class A Member fails for any reason to make a required Capital Contribution and such failure remains uncured by the later to occur of (x) 10 Business Days after the due date therefor and (y) 2 Business Days after the designees on the Board of Managers of the other Class A Member (the “Non‑Defaulting Member”) have provided written notice of such failure to such Class A Member (such failure, a “Payment Default”), such Class A Member shall be in default under this Agreement (a “Defaulting Member”). Effective as of the occurrence of a Payment Default, the Non-Defaulting Member will have the right which shall be exercisable for 10 Business Days after the occurrence of such Payment Default (which shall not be exclusive of other available remedies at law, including for breach of contract) to advance to the Company the amount of the Defaulting Member’s then-due Capital Contribution, which advance will be treated by the Company and the Members as a loan from the Non-Defaulting Member to the Defaulting Member (a “Sideways Loan”).
(i)    A Sideways Loan shall be (A) payable on demand and accrue interest at a rate of interest per annum equal to the lesser of (1) the Prime Rate plus four percent and (2) the highest rate permitted by applicable Law, and (B) secured by the Defaulting Member’s Class A Interest in the Company. The Defaulting Member shall execute all documentation and take all action reasonably requested by the Non-Defaulting Member to grant and perfect such security interest. The Defaulting Member will not be entitled to any Distributions until such Sideways Loan is fully repaid, and such loan shall be repayable from that portion of each distribution or payment made to the Members pursuant to Article V and Article VII that would have been distributed or paid to the Defaulting Member had it made the Capital Contribution to the Company that was required of (but not made by) it. For purposes of adjusting and maintaining the balances of the Defaulting Member’s Capital Account, (A) the amount of any Sideways Loan made by the Non-Defaulting Member to the Defaulting Member shall be deemed to have been contributed to the

Company by the Defaulting Member and shall increase the balance of the Defaulting Member’s Capital Account, and (B) the amount of any distribution or payment otherwise payable to the Defaulting Member that is paid to the Non-Defaulting Member in repayment of a Sideways Loan shall be treated as if such amount had actually been distributed or paid to the Defaulting Member pursuant to Article V or Article VII, as the case may be.
(f)    In the event that PDC elects to take less than $11.5 million in the Subsequent Special Withdrawal (including if it elects not to take any Subsequent Special Withdrawal), Investor may elect to make an additional Capital Contribution by March 31, 2011 in an amount equal to the difference between $11.5 million and the amount, if any, taken in such Subsequent Special Withdrawal.
SECTION 4.4.    Capital Accounts.
(a)    A separate Capital Account for each Member shall be established and maintained on the books of the Company in accordance with Treasury Regulations § 1.704-1(b)(2)(iv) and, to the extent not in conflict with such Treasury Regulations, the provisions of this Agreement. Each Member shall have a single Capital Account that reflects all of its Interests, regardless of class or the time or manner in which acquired. Upon a Transfer (or Transfer deemed to occur for tax purposes) of all or part of any Interest, the Capital Account and Capital Contributions of the transferor attributable to the transferred Interest shall carry over to the transferee.
(b)    There will be credited to the Capital Account of each Member (i) the amount of cash and the initial Book Basis of any property contributed by such Member to the Company, (ii) such Member’s share of Net Income and any items of income or gain allocated to such Member pursuant to Section 5.1 and Section 5.2, and (iii) the amount of any liabilities of the Company assumed by such Member or that are secured by any property distributed to such Member.
(c)    There will be debited to the Capital Account of each Member (i) the amount of any cash and the Book Basis of any property distributed by the Company to such Member, (ii) such Member’s share of Net Loss, and any items of loss or deduction allocated to such Member pursuant to Section 5.1 and Section 5.2, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.
SECTION 4.5.    Member Loans. Any Member may, with the Approval of the Board of Managers, loan funds to the Company. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are Approved by the Board of Managers.
SECTION 4.6.    No Return of Capital Contributions. Except as expressly provided herein, a Member shall not be entitled to the return of any part of its Capital Contributions or to be paid any interest, salary or draw in respect of its Capital Contributions. A Capital Contribution that has not been repaid is not a liability of the Company or any Member.

SECTION 4.7.    Management Incentives. The Members hereby agree to grant “profits interests” to the executive management team of the Company and its subsidiaries in the form of Class B Units. The aggregate grant of profits interests and other equity incentives to the executive management team of the Company and its subsidiaries shall not exceed 5% of the fully-diluted Interests. Class B Units granted to Class B Members shall be subject to the following terms and conditions:
(a)    Each Class B Unit granted as of the date hereof and any additional Class B Units, whenever granted, will be eligible to receive Distributions with respect to such Unit to the extent provided in Section 5.5, subject to any limitations and restrictions (including without limitation vesting and forfeiture provisions) set forth below. The Class B Units have been granted in exchange for services provided or to be provided to the Company and its subsidiaries, and the intent of this Section 4.7 and Section 5.5 is to ensure that all Class B Units issued qualify as “profits interests” under Revenue Procedure 93-27, I.R.B. 1993-24, June 9, 1993 and Revenue Procedure 2001-43, I.R.B. 2001-34, August 2, 2001, and this Agreement shall be interpreted and applied consistently therewith. Each recipient of a Class B Unit (whether issued on or after the date hereof) agrees to timely and properly make an election under Section 83(b) of the Code with respect to each Class B Unit received and to provide the Company with a copy of such election at the time of filing. The Board of Managers is hereby authorized to cause the Company to make an election to value any Class B Units issued to a Member as compensation for services to the Company (the “Compensatory Interest”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”), provided that such final successor rules are substantially similar to the Proposed Rules or the Board of Managers decides, in its sole discretion, that such Safe Harbor Election is appropriate. The Board of Managers shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election. The Board of Managers is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member; provided that such amendments are not reasonably likely to have a material adverse effect on the rights and obligations of the Members. Each Member agrees to cooperate with the Board of Managers to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Board of Managers.
(b)    The Class B Units will share in the profits and losses of the Company and be entitled to share in Distributions as provided in this Agreement. Except as otherwise expressly provided herein, the Class B Units and the Class B Members have no rights (including voting rights).
(c)    The Class B Units may be vested (the “Vested Class B Units”) or unvested (the “Unvested Class B Units”). During a Class B Member’s employment with the Company or any of its subsidiaries, the Class B Units will become eligible for vesting and vest only upon satisfaction of the conditions provided in this Section 4.7(c). For the avoidance of doubt, no Class B Units held by a Class B Member will be eligible for vesting or vest upon or following the termination of such Class B Member’s employment with the Company or one of its subsidiaries for any reason. The Class B Units will vest on the schedule set forth in, and subject to the terms and provisions of, the applicable Restricted Interest Agreement.
(i)    Unless otherwise expressly provided in a Restricted Interest Agreement, upon the occurrence of the Equity Incentive Distribution Event, all of the remaining Unvested Class B Units will vest and be considered Vested Class B Units.
(d)    Unless otherwise expressly provided in a Restricted Interest Agreement, the Class B Units shall be subject to forfeiture in the following circumstances:
(i)    Upon termination of the employment of a Class B Member with the Company and its subsidiaries for any reason, all Unvested Class B Units held by that Class B Member shall automatically and without any further action by any party be forfeited, terminated and cancelled without payment of any consideration.
(ii)    Upon termination of the employment of a Class B Member (i) by the Company or any of its subsidiaries for Cause or (ii) by a Class B Member at any time in which the Company or any of its subsidiaries could terminate such Class B Member for Cause, then in either such event, all Vested Class B Units that are then held by the Class B Member shall automatically and without any further action by any party be forfeited, terminated and cancelled without payment of any consideration.
Any Class B Units forfeited in connection with any termination of a Class B Member’s employment with the Company and its subsidiaries and any Class B Units for which a Call Option (as defined below) is exercised pursuant to Section 4.8 shall reduce (in proportion to the reduction in the total number of outstanding Class B Units that results from the forfeiture or the Call Option exercise) the Class Distribution Sharing Percentages for the Class B Members, and the Class Distribution Sharing Percentages for the Class A Members and Class D Members shall be correspondingly increased. The provisions of Exhibit E shall be amended to reflect such adjustments.
SECTION 4.8.    Call Option
(a)    Upon any termination of a Class B Member’s employment with the Company and its subsidiaries, the Company shall have the right to purchase (to the extent not forfeited as the result of such termination of employment) all of the Vested Class B Units that are then held by such individual or originally issued to such individual but held by one or more Class B Permitted Transferees of such individual (such Units, collectively, the “Call Units”; the Class B Member and such Class B Permitted Transferees, if any, collectively, the “Call Group”) at a purchase price equal to the Fair Market Value of the Call Units calculated as of the date of termination of employment (the “Call Option”); provided, however, that in the event the Call Option is exercised following the Class B Member’s voluntary termination of employment, the purchase price shall be 80% of the Fair Market Value of the Call Units calculated as of the date of termination of employment.

(b)    Any Call Option may be exercised by delivery of written notice thereof (the “Call Notice”) to the Call Group not later than the 180th day after the effectiveness of the applicable termination of employment (the “Call Option Exercise Period”). The Call Notice shall state that the Company has elected to exercise the Call Option, set forth the number of Call Units with respect to which the Call Option is being exercised and the Fair Market Value of such Call Units as determined by the Board of Managers in its discretion.
(c)    The Company may pay the purchase price for the Call Units, at its sole option, in (x) cash or (y) by delivery of an unsecured subordinated promissory note (a “Call Unit Promissory Note”), in an aggregate principal amount equal to the balance of such purchase price, that will:
(i)    be due and payable on the second anniversary of the date of issuance, or such longer period as may be agreed between the Company and the Call Group;
(ii)    will accrue interest at a rate equal to the Prime Rate plus two percent that is payable in cash annually in arrears;
(iii)    not be entitled to the payment of any principal or interest until the payment in full of other notes, if any, that, prior to the issuance of such note, were issued to any members of any other Call Group pursuant to this Section 4.8;
(iv)    subject to the preceding clause (iii), permit the Company the right, but not the obligation, to prepay without penalty, in whole or in part, at any time or from time to time, all outstanding obligations under such note;
(v)    become due and payable in full upon the Equity Incentive Distribution Event; and
(vi)    be subordinated in right of payment to all Senior Debt of the Company.
(d)    The closing of any purchase and sale of Call Units pursuant to this Section 4.8 shall take place as soon as reasonably practicable and in no event later than the later to occur of (i) thirty days after termination of the Call Option Exercise Period and (ii) if relevant, the determination of the Fair Market Value of such Call Units pursuant to Section 4.8(f), at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually agree in writing.
(e)    At the closing of any purchase and sale of Call Units following the exercise of any Call Option, the members of the Call Group shall deliver to the Company (i) instruments of transfer satisfactory to the Company to evidence the Transfer to the Company of such Call Units free and clear of any lien, charge, claim or encumbrance, and the Company shall deliver to the Call Group the purchase price for the Call Units in cash or a Call Unit Promissory Note pursuant to Section 4.8(c) and (ii) a release of claims in a form satisfactory to the Company. The delivery of the instruments representing the Transfer of the Call Units pursuant to any Call Option shall include representations and warranties by the applicable transferor that: (i) the transferor has full right, title and interest in and to such Call Units; (ii) the transferor has all necessary power and authority and has taken all necessary action to sell such Call Units as contemplated; (iii) such Call Units are free and clear of any and all liens, charges, claims or encumbrances; and (iv) there is no adverse claim with respect to such Call Units.
(f)    If the Company exercises the Call Option and the Call Group, by written notice to the Company received within 10 Business Days following delivery to the Call Group of the Call Notice, disagrees with the Fair Market Value specified in such Call Notice, then the Fair Market Value of the applicable Call Units will be determined by an appraisal (an “Outside Appraisal”) made by one qualified person (which can be an accounting firm or an investment banking firm) having substantial experience in the valuation of similar equity interests in the United States and that is mutually agreeable to the Company and the Call Group (the “Appraiser”). The Company and the Call Group shall mutually agree on such Appraiser within thirty days of the Company’s receipt of the Call Group’s written notice provided for in the first sentence of this Section 4.8(f). The Company shall bear 100% of the fees, costs and expenses of the Appraiser, unless the Appraiser’s determination of the Fair Market Value of the Call Units is less than or equal to 110% of the Fair Market Value set by the Board of Managers, in which case 100% of the fees, costs and expenses of the Appraiser will be borne by the Call Group. The Call Group will not be entitled to an Outside Appraisal if the Fair Market Value of the Call Units specified in the Call Notice was based on a determination by a third party having substantial experience in the valuation of similar equity interests in the United States during the six months preceding the date of termination of employment giving rise to the exercise of the Call Option. If, on or before the 180th day following the closing of a purchase and sale of Call Units following a termination of employment by the Company or any of its subsidiaries for any reason other than Cause, the Equity Incentive Distribution Event occurs and the consideration that would have been paid in the Class B Hypothetical Payout is higher than the Class B Option Price, then the Company shall pay the Class B Make-Whole amount to the Call Group within 10 Business Days following the payments or distributions to the Class B Members (who are employees at the time of the Equity Incentive Distribution Event) in respect of the Equity Incentive Distribution Event. For the avoidance of doubt, the Class B Make-Whole amount will not be paid in the event of a voluntary termination of employment by the Class B Member or in the event of a termination of the Class B Member’s employment due to death or disability.
SECTION 4.9.    Mandatory Redemption. Upon the occurrence of the Equity Incentive Distribution Event as a result of (x) a sale of all the Class A Interests in the Company to a Third Party Purchaser or a Third Party Offeror or (y) a sale by a Class A Member of all of its Class A Interests to the other Class A Member (each, a “Redemption Event”), the Company shall redeem the outstanding Class B Units for cash in an amount equal to that which the Class B Members would have received as a Distribution, if any, pursuant to Section 5.5(c) if the Company had (i) sold all of its assets for the fair market value implied by the sales price for the Class A Interests in the Redemption Event and (ii) liquidated pursuant to Article VII.
ARTICLE V
ALLOCATIONS; DISTRIBUTIONS
SECTION 5.1.    Allocations of Net Income or Net Loss. After making the allocations set forth in Section 5.2, for purposes of maintaining the Capital Accounts, the Company’s items of Net Income and Net Loss (or items thereof) for each Allocation Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocations is, as nearly as possible, equal (proportionately) to (a) the amount of distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Basis (assuming for this purpose only that the Book Basis of an asset that secures a nonrecourse liability for purposes of Treasury Regulations § 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulations § 1.704-2(d)(2)) in the Equity Incentive Distribution Event, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Basis of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 5.5(c) in connection with a liquidation pursuant to Article VII, minus (b) the sum of such Member’s share of “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2)) and “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)).
SECTION 5.2.    Special Allocations. Notwithstanding Section 5.1, for each Allocation Year, the following items of income, gain, loss and deduction shall, to the extent not previously reflected in the Capital Accounts of the Members, be specially allocated to their Capital Accounts, in the following order and priority:
(a)    If there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(b)(2) and as computed under Treasury Regulations § 1.704-2(d)) for any Allocation Year, then, to the extent required by the Treasury Regulations, items of income (determined in accordance with the provisions of Treasury Regulations § 1.704-2(f)(6)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partnership minimum gain (determined in accordance with the provisions of Treasury Regulations § 1.704-2(g)). This Section 5.2(a) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulations § 1.704-2(f).
(b)    If there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)) for any Allocation Year, then, to the extent required by Treasury Regulations, items of income (determined in accordance with the provisions of the Treasury Regulations § 1.704-2(i)(4)) shall be specially allocated to the Members in an amount equal to each Member’s share of the net decrease in partner nonrecourse debt minimum gain (determined in accordance with the provisions of Treasury Regulations § 1.704-2(i)(5)). This Section 5.2(b) shall be interpreted consistently with, and subject to the exceptions contained in, Treasury Regulations § 1.704-2(i)(4).
(c)    If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, such Member will be allocated items of income (including gross income) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in the Member’s Adjusted Capital Account as quickly as possible; provided that an allocation pursuant to this Section 5.2(c)shall be made only to the extent that the Member has a deficit balance in its Adjusted Capital Account after all other allocations provided for in Section 5.1 and this Section 5.2 have been tentatively made as if this Section 5.2(c) was not in this Agreement. This Section 5.2(c) is intended to be a

“qualified income offset” as that term is used in Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(d)    “Nonrecourse deductions” (as defined in Treasury Regulations §§1.704-2(b)(1) and (c)) for any Allocation Year shall be allocated among the Class A Members in accordance with their Class A Sharing Percentages.
(e)    “Partner nonrecourse deductions” (as defined in Treasury Regulations §1.704-2(i)(2)) shall be specially allocated to the Members who bear the economic risk of loss with respect to the liability to which the deductions are attributable, determined in accordance with the principles of Treasury Regulations § 1.704-2(i)(l).
(f)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts under Treasury Regulations § 1.704-1(b)(2)(iv)(m), the amount of the adjustment shall be included as an item of gain (if positive) or loss (if negative) and shall be specially allocated to the Members consistent with the manner in which their Capital Accounts are required to be adjusted by such Treasury Regulation.
(g)    Simulated Depletion Deductions, Simulated Loss, and IDCs with respect to each Oil and Gas Property shall be allocated among the Class A Members in proportion to the manner in which the Simulated Basis of such property is allocated between the Class A Members pursuant to Section 5.3(a), provided, however, if the percentage depletion method is used, any excess percentage depletion shall be allocated in accordance with Treasury Regulation Section 1.704-1(b)(4)(iii).
SECTION 5.3.    Other Allocation Rules.
(a)    For purposes of computing the Members’ Capital Accounts, the Simulated Basis of each Oil and Gas Property will be allocated among the Class A Members in proportion to their Class A Sharing Percentages. Upon an adjustment to the Book Basis of an Oil and Gas Property pursuant to a Revaluation Event, the Simulated Basis may be reallocated among the Class A Members, but only in a manner consistent with the provisions of Treasury Regulations § 1.704-1(b)(2)(iv)(k), Section 613A(c)(7)(D) of the Code and the Treasury Regulations thereunder.
(b)    Net Income, Net Loss, and any other items of income, gain, loss or deduction (including Simulated Depletion Deductions, Simulated Loss, and Simulated Gain) shall be allocated to the Members pursuant to this Article V as of the last day of each Allocation Year; provided, that Net Income, Net Loss, and such other items shall also be allocated at such times as the Book Basis of the Company’s property are adjusted pursuant to the definition of Book Basis.
(c)    Solely for purposes of determining a Member’s proportionate share of “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations § 1.752-3(a)(3), the Members’ interests in the Partnership’s profits are in proportion to their Class A Sharing Percentages.

SECTION 5.4.    Allocations of Taxable Income or Loss.
(a)    Except as provided in subsections (b)-(d) below or as otherwise required by the Code or Treasury Regulations, solely for federal income tax purposes, items of Company taxable income, gain, loss and deduction for each Allocation Year shall be allocated among the Members in the same manner as each correlative item of income, gain, loss and deduction, as determined for Capital Account purposes, is allocated pursuant to Section 5.1 and 5.2.
(b)    For purposes of Treasury Regulations §§ 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b)(4)(v), the amount realized on the disposition of any Oil and Gas Property shall be allocated (i) first to the Class A Members in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated to the Class A Members pursuant to Section 5.3(a), and (ii) any remaining amount realized shall be allocated to the Class A Members in the same ratio as the Simulated Gain.
(c)    If property contributed to the Company by a Member has an adjusted tax basis that differs from its initial Book Basis on the date of contribution or if the Book Basis of property is adjusted upon the occurrence of a Revaluation Event, income, gain, loss and deductions with respect to such property will, solely for tax purposes, be allocated among the Members so as to take account of such difference. Such allocations will be made among the Members in the manner provided in Section 704(c) of the Code, pursuant to the remedial allocation method described in Treasury Regulation §1.704-3(d).
(d)    Depreciation, depletion, IDCs, and amortization recapture amounts under Sections 1245, 1250 or 1254 of the Code, if any, resulting from any sale or disposition of tangible or intangible depreciable, depletable or amortizable property shall be allocated to the Class A Members in the same proportions that the depreciation, depletion, IDCs or amortization being recaptured was allocated.
(e)    The Members acknowledge that the U.S. federal income tax deduction for cost or percentage depletion with respect to each separate Oil and Gas Property owned by the Company must be computed separately by each Member in accordance with Section 613A(c)(7)(D) of the Code, rather than by the Company. For purposes of such computation, each Class A Member shall be allocated a share of the adjusted basis in each Oil and Gas Property acquired during an Allocation Year equal to its relative Capital Contributions at the end of such Allocation Year. Each Class A Member shall separately keep records of its share of the adjusted basis for any cost or percentage depletion allowable on such Oil and Gas Property, and use such adjusted basis in the computation of its gain or loss on the disposition of such Oil and Gas Property. Upon the request of the Company, each Class A Member shall advise the Company of its adjusted basis in each Oil and Gas Property as computed in accordance with the provisions of this Section 5.4(e). The amount of gain or loss to be recognized by a Class A Member for income tax purposes as a result of the sale or other taxable disposition of an Oil and Gas Property shall be equal to the difference between the amount realized from such sale or disposition allocated to such Class A Member and such Class A Member’s adjusted basis in such Oil and Gas Property.

SECTION 5.5.    Redemption of Class C Units; Distributions.
(a)    Except as otherwise provided in Section 5.6 and Section 5.7, (and other than in connection with a liquidation pursuant to Article VII), for so long as any Class C Units remain outstanding, the Company shall apply all Available Cash to the redemption of outstanding Class C Units prior to any Distributions to any other Members or the repurchase or redemption of any other Units.
(i)    The Board of Managers shall determine at least quarterly (on or before the fifteenth (15th) day of each April, July, October, and January) whether the Company has any Available Cash, and, if there is Available Cash, shall promptly, but in any event within five (5) Business Days of such determination, fix a record date for the determination of Class C Units to be redeemed (each a “Record Date”). Such Record Date shall be not less than three (3) but not more than ten (10) Business Days prior to the Redemption Date.
(ii)    The Company shall deliver a notice of redemption (each a “Notice of Redemption” not less than three (3) but not more than twenty (20) Business Days prior to the date on which Class C Units are to be redeemed (the “Redemption Date”), addressed to the holders of record of Class C Units as they appear in the records of the Company. Each Notice of Redemption must state the following: (A) the Record Date and the Redemption Date; (B) the Redemption Price as of the Redemption Date; (C) the number of Redemption Units, provided, however, that if the Notice of Redemption states that the number of Redemption Units will be less than the total number of Class C Units then outstanding (a “Partial Redemption”), then the number of Class C Units to be redeemed will be recalculated as of the Redemption Date based on the total number of Class C Units remaining outstanding as of the Redemption Date; (D) that all of such holders’ Class C Units will be redeemed or, if there will be a Partial Redemption, such holder’s Partial Redemption Class C Units, provided, however, that in such event such holder’s Partial Redemption Class C Units will be recalculated as of the Redemption Date based on the total number of Class C Units remaining outstanding as of the Redemption Date; and (E) that dividends will cease to accrue on such Redemption Date.
(iii)    The Company shall pay the Redemption Price to the holders of Class C Units on the Redemption Date. All Class C Units so redeemed will be deemed no longer outstanding, dividends on such Class C Units will cease to accrue, and all rights of the holder thereof as a holder of Class C Units shall cease and terminate with respect to such Class C Units. All Class C Units remaining outstanding, if any, shall continue as Class C Units with all of the rights provided for herein, including the continued accrual of dividends.
(iv)    Notwithstanding anything herein to the contrary, each holder of Class C Units shall retain the right to convert any or all of such holder’s outstanding Class C Units into Class D Units at time prior to a Redemption Date as provided in Section 4.1(e)(v), in which event such holder will not be entitled to receive the Redemption Price with respect to the Class C Units that have been converted.

(b)    Except as otherwise provided in Section 5.6 and Section 5.7, (and other than in connection with a liquidation pursuant to Article VII), Available Cash, if any, remaining after compliance with Section 5.2(a) above, may be Distributed to the Class A Members and Class D Members solely at such times and in such amounts as the Board of Managers determines, and any such Distribution of Available Cash will be allocated among the Class A Members and Class D Members in accordance with their then-existing Class A Sharing Percentages and Class D Sharing Percentages, respectively.
(c)    Distributions of cash in connection with (w) a liquidation pursuant to Article VII, (x) a Final Exit Event, (y) a leveraged recapitalization, or (z) a sale of assets of the Company having a value in excess of 15% of the enterprise value of the Company shall be made to the Members in the following order of priority:
(i)    first, to the redemption of outstanding Class C Units as provided in Section 5.5(a) above;
(ii)    next, 100% to Investor until it has received cumulative distributions under this Section 5.5(c)(ii) equal to the Investor Preference Amount;
(iii)    thereafter, 100% to PDC until it has received cumulative distributions under this Section 5.5(c)(iii) equal to the Investor Preference Amount; and
(iv)    thereafter, to the Members in accordance with their then-existing Distribution Sharing Percentages, calculated in accordance with Exhibit E.
Proceeds from sales of all the Class A Interests and/or Class D Interests in a Final Exit Event or from Significant Interest Sales shall be allocated between the Class A Members and/or Class D Interests, respectively, as if the Company had received such proceeds in a sale of its assets and Distributed such proceeds pursuant to clause (i) through (iv) of this Section 5.5(c), as applicable, provided that if a Significant Interest Sale involves the sale of Class A Units or Class D Units by one Class A Member or Class D Member disproportionately in excess of its Class A Sharing Percentage or Class D Sharing Percentage at the time, the proceeds in respect of such excess Class A Units or Class D Units shall be allocated to such Class A Member or Class D Member separately and shall not be subject to the priority set forth immediately above. Each Class A Member and Class D Member agrees to pay to the other Class A Member or Class D Member such amounts as necessary to give effect to the immediately preceding sentence in connection with any sale of all of the Class A Interests or Class D Units in a Final Exit or any Significant Interest Sale. Any such payment shall be treated by the Class A Members and Class D Members as a reallocation of the sales price with respect to such sales for federal income tax purposes.
(d)    Except as provided in Section 2.5(a) and Article VII, Distributions of assets in kind may be made to the Members solely at such times and in such amounts as the Board of Managers determines. If assets are distributed in kind other than pursuant to Section 2.5(a)(iii), then the Board of Managers shall determine the value of each distributed asset, and such distribution shall be treated as a distribution of cash in an amount equal to such asset value and such distribution shall be subject to Section 5.5 and Article VII, as applicable.

(e)    No Distribution may be made if prohibited by Section 18-607 of the Act or other applicable Law.
SECTION 5.6.    Tax Distributions. To the extent of Available Cash, the Company shall make aggregate distributions of cash (“Minimum Tax Distributions”) to each Member in an amount, which when added to the cumulative amount of prior distributions made to such Member (other than the Special PDC Withdrawal), will at least equal the cumulative amount of federal, state and local income tax payable solely by reason of such Member’s distributive share, within the meaning of Section 704(b) of the Code, of the cumulative income, gain, loss and deductions of the Company, assuming for such purposes that (i) any such income and gain reduced by losses and deductions (including for this purpose, a deduction equal to such Member’s share of Simulated Depletion Deductions) attributable to the Member by reason of its interest in the Company is subject to federal, state or local income tax at the Assumed Tax Rate and (ii) the cumulative distributive share of any unused deductions and losses of the Company allocated to a Member may be carried forward. The Board of Managers shall cause the Company to make such Minimum Tax Distributions quarterly during each Fiscal Year of the Company based upon estimated allocations of income, gain, loss and deductions (including for this purpose, a deduction equal to such Member’s share of Simulated Depletion Deductions) of the Company for such Fiscal Year, and future Minimum Tax Distributions shall be adjusted to reflect any differences between estimated and actual allocations of Company income, gain, loss and deductions (including for this purpose, a deduction equal to such Member’s share of Simulated Depletion Deductions). To the extent that such Minimum Tax Distributions requirement increases the amount distributed beyond the amount to which a Member would be entitled under Section 5.5 and Section 7.3 (ignoring this Section 5.6), the excess portion shall be considered a prepayment of future distributions allocable to such Member. Any amount distributed to a Member pursuant to this Section 5.6 shall be treated as an advance of, and shall reduce the amount which such Member is otherwise entitled to receive thereafter pursuant to Section 5.5 and Section 7.3. If upon termination of a Member’s Interest in the Company or upon the winding up and liquidation of the Company, a Member shall have received distributions pursuant to this Section 5.6 in excess of the amount of distributions to which such Member would be entitled under Section 5.5 and Section 7.3 (ignoring this Section 5.6), such Member shall promptly repay such excess to the Company.
SECTION 5.7.    Special PDC Withdrawal. On the Closing Date, the Company distributed $45 million in cash to PDC (the “Initial Special Withdrawal”), which distribution shall be treated by the Company and the Members as a return of capital to PDC to the extent such Initial Special Withdrawal meets the requirements of Treasury Regulations Section 1.707-4(d) and PDC provides to the Company documentation adequate to support such treatment on or before the due date for filing the Company’s partnership return to which the Initial Special Withdrawal relates. To the extent that the Initial Special Withdrawal does not meet the requirements of Treasury Regulations Section 1.707-4(d), the Initial Special Withdrawal will be treated as consideration by the Company to PDC in exchange for a portion of PDC’s Initial Capital Contribution. Following the Closing Date and until December 31, 2010, at the election of PDC in its sole discretion and without any other approval required, the Company shall distribute promptly up to an additional $11.5 million to PDC (any such subsequent distribution the “Subsequent Special Withdrawal,” and, together with the Initial Special Withdrawal the “Special PDC Withdrawal”), which distribution shall be treated as a return of capital to PDC to the extent such Subsequent Special

Withdrawal meets the requirements of Treasury Regulations Section 1.707-4(d) and PDC provides to the Company documentation adequate to support such treatment on or before the due date for filing the Company’s partnership return to which the Subsequent Special Withdrawal relates. To the extent that the Subsequent Special Withdrawal does not meet the requirements of Treasury Regulations Section 1.707-4(d), the Subsequent Special Withdrawal will be treated as consideration by the Company to PDC in exchange for a portion of PDC’s Initial Capital Contribution. PDC’s Class A Units (and corresponding Class A Sharing Percentage) will be reduced in proportion to the amount of any Subsequent Special Withdrawal.
ARTICLE VI
TRANSFER; WITHDRAWAL; SALE RIGHTS; EXIT EVENTS
SECTION 6.1.    Restrictions on Transfer.
(a)    No Transfer of Interests may be made, in whole or in part, other than in accordance with this Article VI, and any Transfer or attempted Transfer of Interest in violation of this Article VI or any provision of this Agreement shall be void ab initio. In the case of any Transfer made in contravention of this Article VI that cannot be treated as void under applicable Law, the transferee shall have only such rights as it is required to have under applicable Law, but shall not be admitted as a Member. The Members agree that a breach of the provisions of the restrictions on Transfers set forth in this Article VI may cause irreparable injury to the Company and the Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a person to comply with such provisions, and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the restrictions on Transfers may be enforced by specific performance.
(b)    During the period ending on the four-year anniversary of the Closing Date (the “Restricted Period”), no Class A Member or its successor(s) may Transfer its Class A Interest except (i) as approved by the Managers designated by the Class A Member not seeking to Transfer its Interest, (ii) for a PDC Change of Control or Permitted Pledge, (iii) an assignment by PDC to a wholly‑owned subsidiary (for so long as the recipient remains a wholly-owned subsidiary of PDC), (iv) an assignment by Investor to a Permitted Investor Transferee (for so long as the recipient remains a Permitted Investor Transferee) or (v) a distribution in-kind of Investor’s interests in the Company to “Accredited Investors” (as such term is defined in section 501 of Regulation D promulgated under the Securities Act of 1933), upon Investor’s liquidation or as may be required under Investor’s charter documents (“Permitted Transfers”); provided that Investor may not Transfer its rights to appoint and remove Investor Designees or under Section 6.5, Section 6.6 or Section 6.8 in connection with the preceding clause (iv) or (v) without the prior approval of the PDC Designees unless such rights are Transferred as an entirety as part of, and together with, a Transfer pursuant to clause (iv) or (v) of at least 35% of the then-outstanding Units to a single Permitted Investor Transferee. For the avoidance of doubt, Investor may assign its rights and obligations to make Capital Contributions hereunder to Permitted Investor Transferees (for so long as the recipient remains a Permitted Investor Transferee) without the consent of PDC. Following the Restricted Period, Permitted Transfers provided for in this Section 6.1(b) shall continue to be permitted, and other Transfers by either Class A Member shall be subject to (and may be made only in accordance with) Section 6.5 and Section

6.6. No Class B Member or its successor(s) may Transfer its Class B Interest unless approved by the Board of Managers; provided that the Board of Managers will, at a Class B Member’s reasonable request, consider approving a Transfer of Class B Interests for bona fide estate planning purposes by a Class B Member to his issue, or to a trustee or trustees of a trust whose vested beneficiaries at any time include only the Class B Member’s kindred, and such a proposed Transfer shall be approved by the Board of Managers if the persons who would control the Class B Interest and the proposed arrangements for the control of the Class B Interest are reasonably satisfactory to the Board of Managers. Any such approved transferee shall be referred to as a “Class B Permitted Transferee,” and shall be bound by all terms and conditions of this Agreement, including the forfeiture and call option provisions of Section 4.8, as if such Class B Interests were still held by the original Class B Member.
(c)    If a PDC Change of Control occurs before the three-year anniversary of the Closing Date, the Restricted Period shall end on the third anniversary of the Closing Date and, until such third anniversary:
(i)    during the Catch-Up Period, approval of any Development Plan and Budget (including any Capital Calls provided for therein) shall require only the approval of the Investor Designees; and
(ii)    after the Catch-Up Period, approval of the portion of any Development Plan and Budget funded by the debt (including existing debt and the incurrence of additional debt on arms’ length terms) or cash flow of the Company shall require only the approval of the Investor Designees, and any remaining portion of any such Development Plan and Budget (including any Capital Calls provided for therein) shall require the Approval of the Board of Managers.
If a PDC Change of Control occurs between the third anniversary and the fourth anniversary of the Closing Date, the Restricted Period shall end upon the occurrence of such PDC Change of Control.
(d)    Class C Units and Class D Units shall be freely transferable without any restrictions hereunder, provided, however, that any such transfers shall be subject to the provisions of Section 6.2, Section 6.3, Section 6.4, Section 6.5, and Section 6.6.
(e)    [Reserved].
(f)    Any costs incurred by the Company in connection with any proposed or actual Transfer by a Member of all or a part of its Interest shall be borne by such Member, subject to Section 6.7(b).
(g)    Notwithstanding anything to the contrary in this Section 6.1, a Transfer of an Interest shall be null and void ab initio if (i) following the proposed Transfer, the Company would constitute a “publicly traded partnership” for purposes of Section 7704 of the Code, (ii) such Transfer would result in the violation of any applicable federal or state securities Laws, (iii) the transferee is financially incapable of carrying out the transferee’s obligations under the Agreement or (iv) such Transfer is described in Section 9.6, unless consented to by the non-Transferring Class A Member.

SECTION 6.2.    Involuntary Transfer. To the fullest extent permitted by Law, any Transfer of Interests in connection with any bankruptcy, insolvency or similar proceedings involving a Member or pursuant to any judicial order, legal process, execution or attachment and any other involuntary Transfer not otherwise expressly provided for in this Agreement shall be subject to the restrictions set forth in this Agreement.
SECTION 6.3.    Assignees. Unless an assignee of an Interest becomes a Member in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Member hereunder in respect of such Interest (including, with respect to Class A Interests, the power to designate Managers), other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.
SECTION 6.4.    Substitution.
(a)    An assignee of the Interest of a Member, or any portion thereof, may become a Member entitled to all of the rights of a Member in respect of such Interest if (i) the assignor gives the assignee such right in accordance with the provisions of this Article VI, (ii) the Board of Managers consents in writing to such substitution; and (iii) the assignee executes and delivers such instruments, in form and substance reasonably satisfactory to the Board of Managers, as the Board of Managers may deem reasonably necessary to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement.
(b)    Notwithstanding anything to the contrary contained herein, an assignee of Class A Interests of a Class A Member constituting at least 35% of the then-outstanding Class A Units shall automatically become a substitute Class A Member entitled to all of the rights of a Class A Member in respect of such Class A Interest if the assignment of such Class A Interest is pursuant to Section 6.5 or Section 6.6.
SECTION 6.5.    Transfers Initiated by a Class A Member.
(a)    After the Restricted Period unless otherwise approved by the Board of Managers, if either Class A Member desires to sell all or any portion of its Class A Interest (the “Selling Member”), such Selling Member shall provide the other Class A Member (the “Non-Selling Member”) a right of first offer to acquire such Interest (the “Sale Interest”) by delivering a written notice (the “Selling Member Notice”) to the Non-Selling Member stating the Selling Member’s intentions and describing the Sale Interest. The Non-Selling Member shall have a period of 30 days (the “Selling Member Notice Period”) from receipt of the Selling Member Notice to deliver a written offer (the “Non-Selling Member Offer”) to the Selling Member, which Non-Selling Member Offer shall include the purchase price (payable in cash) at which it is willing to purchase the Sale Interest and the proposed terms of sale. The Selling Member shall have a period of 30 days from receipt of the Non‑Selling Member offer (the “Non-Selling Member Offer Period”) to notify the Non-Selling Member that it accepts the Non-Selling Member Offer. If the Selling Member accepts the Non‑Selling Member Offer prior to the expiration of the Non-Selling Member Offer Period, the parties shall effectuate such Transfer within 30 days after the end of the Non-Selling Member Offer Period.

(b)    (i)    If the Selling Member does not accept the Non-Selling Member Offer prior to the expiration of the Non-Selling Member Offer Period, the Selling Member for a period of 120 days thereafter may seek a bona fide offer for cash to purchase the Sale Interest (a “Third Party Offer”) from a third party (the “Third Party Purchaser”). If the Selling Member obtains a Third Party Offer that it is willing to accept, the Selling Member shall deliver the Third Party Offer to the Non-Selling Member, which Third Party Offer shall describe the Sale Interest and the proposed purchase price (payable in cash) and terms of sale. The delivery of the Third Party Offer to the Non-Selling Member shall constitute a binding offer to sell the Sale Interest to the Non-Selling Member on the terms set forth therein at a cash purchase price 8% higher than the Third Party Offer. The Non-Selling Member shall have a period of 30 days (the “Third Party Offer Period”) from receipt by it of the Third Party Offer to (A) notify the Selling Member that it accepts the Third Party Offer and will pay a cash purchase price for the Selling Member’s Class A Interest that is 8% higher than, but otherwise on the same terms and conditions as, the Third Party Offer, (B) tag‑along and participate in the proposed transaction, or (C) decline to participate in the proposed transaction. If the Non-Selling Member fails to respond to a Third Party Offer prior to the expiration of the Third Party Offer Period, then the Non-Selling Member will be deemed to have declined to participate in the proposed transaction.
(ii)    At the same time that the Selling Party delivers the Third Party Offer to the Non-Selling Member pursuant to Section 6.5(b)(i), the Selling Member shall also deliver the Third Party Offer to the Class C Members and Class D Members, which Third Party Offer shall describe the Sale Interest and the proposed purchase price (payable in cash) and terms of sale, and reference the rights of the Class D Members to tag-along in the proposed transaction under this Section 6.5(b)(ii) (a “Tag-Along Offer”). Each Class C Member and Class D Member shall have a period of 15 days (the “Tag-Along Offer Period”) from receipt by it of the Tag-Along Offer to notify the Selling Member and the Non-Selling Member whether it (A) will tag‑along (with regards to Class C Members, on an as converted basis) and participate in the proposed transaction or (B) decline to participate in the proposed transaction. An election by a Class C Member or Class D Member to participate in the proposed transaction shall also constitute an election by such Member to participate in a sale to the Non-Selling Member pursuant to Section 6.5(b)(i)(A). Any Class C Member who desires to exercise its tag-along rights under this Section 6.5(b) must convert its Class C Units into Class D Units on or prior to the closing of the proposed transaction. Any Class C Member or Class D Member who fails to respond to a Tag-Along Offer prior to the expiration of the Tag-Along Offer Period will be deemed to have declined to participate in the proposed transaction.
(iii)    If the Non-Selling Member elects to purchase the Selling Member’s Class A Interests pursuant to Section 6.5(b)(i)(A) prior to the expiration of the Third Party Offer Period, then the Selling Member shall sell its Sale Interest to the Non-Selling Member and the Class D Members (including Class C Members who convert their Class C Units into Class D Units in connection with the proposed transaction) who have validly exercised their tag-along rights under Section 6.5(b)(ii) shall sell their Class D Interests to the Non-Selling Member; provided, however, that if the aggregate of the Class A Units and Class D Units to be sold exceeds the maximum aggregate number of Units that the purchasing party desires to purchase, then each of the Selling Member and the participating Class D Members shall sell an amount of its Class A Interest and Class D Interest, respectively, equal to such Member’s Tag-Along Sharing Percentage multiplied by the Sale Interest to be sold in the contemplated Transfer. The parties shall effectuate such Transfer within 30 days after the end of the Third Party Offer Period.
(iv)    If the Non-Selling Member does not elect to purchase the Selling Member’s Class A Interests pursuant to Section 6.5(b)(i)(A) but instead exercises its tag‑along rights under Section 6.5(b)(i)(B) prior to the expiration of the Third Party Offer Period, or any Class C Member (on an as converted basis) or Class D Member exercises its tag-along rights under Section 6.5(b)(ii) prior to the expiration of the Tag-Along Offer Period, then the Selling Member, Non-Selling Member, and each participating Class D Member (including any Class C Member who converts its Class C Units into Class D Units in connection with the proposed transaction) shall, subject to the proviso set forth in Section 6.5(b)(iii), sell an amount of its Class A Interest or Class D Interest equal to such Member’s Tag-Along Sharing Percentage multiplied by the Sale Interest to be sold in the contemplated Transfer (the “Offered Tag-Along Sale”).
(v)    If the Non-Selling Member, Class C Members, and Class D Members decline to participate in the proposed transaction pursuant to their tag-along rights, or fail to notify the Selling Member of their intent to exercise their tag-along rights prior to the expiration of the Third Party Offer Period or Tag-Along Offer Period, respectively, then the Selling Member may Transfer the Sale Interest to the Third Party Purchaser on the terms and conditions of the Third Party Offer. In the event that the Selling Member’s sale to the Third Party Purchaser is not consummated within 90 days following the expiration of the later of the Third Party Offer Period or Tag-Along Offer Period, the rights of the Non-Selling Member, Class C Members, and Class D Members under this Section 6.5 with respect to the Sale Interest shall again become effective, and the Selling Member shall not thereafter Transfer any of the Sale Interest without first again complying with the provisions of this Section 6.5.
(c)    If the Selling Member has initiated the process provided for in this Section 6.5 with respect to all of its Class A Interest and, following the exercise or non-exercise by the other Members of their tag-along and purchase rights under this Section 6.5 the proposed transaction would not result in the sale of all of the outstanding Units to the purchaser (other than any Units already owned by such purchaser), then the Selling Member may determine in its sole discretion that it desires to sell all of the Class A Interests, Class C Interests, and Class D Interests in the Company for cash, including the Class A Interest of the Non-Selling Member, to the Third-Party Purchaser (a “Drag-Along Sale”). If the Selling Member determines that it intends to cause a Drag-Along Sale to be consummated, it shall give not less than 10 days’ prior written notice of such intent to the Non-Selling Member and any other holders of the Class C Units and Class D Units (the “Drag-Along Notice”). Upon receipt of such Drag-Along Notice, the Non-Selling Member will be obligated to Transfer all of its Class A Interest to the Third-Party Purchaser upon the same terms and conditions as the Selling Member, and any holders of the Class C Units and Class D Units will be obligated to Transfer all of their Class C Interest and Class D Interest to the Third-Party Purchaser upon the same terms and conditions as the Selling Member, except that each Class C Unit that is not converted at or prior to the closing of the proposed transaction will be allocated an amount of the purchase price equal to the Redemption Price of such Unit.

(d)    Upon any Transfer to a Third Party Purchaser, the Selling Member shall deliver to the Company and the Non-Selling Member a copy of the document evidencing such Transfer.
(e)    Notwithstanding anything contained in this Section 6.5, there shall be no liability on the part of the Selling Member to the Non-Selling Member or participating Class C Members or Class D Members if the Offered Tag-Along Sale or Drag‑Along Sale pursuant to this Section 6.5 is not consummated for whatever reason. Whether to effect a transfer of Class A Interests by the Selling Member is in the sole and absolute discretion of the Selling Member.
(f)    If Investor is the Non-Selling Member and PDC is the Selling Member of all or a part of its Class A Interest under this Section 6.5, Investor’s rights and obligations under this Section 6.5 may be assigned to and exercised through (in addition to a Permitted Investor Transferee) a portfolio company Controlled by Investor or a Permitted Investor Transferee.
SECTION 6.6.    Transfers Initiated by Third Parties.
(a)    (i)    After the Restricted Period, if either Class A Member (the “Offered Member”) receives an unsolicited bona fide offer (an “Unsolicited Third Party Offer”) from a third party (the “Third Party Offeror”) for the Transfer of all or any portion of its Class A Interest (the “Offered Interest”) that the Offered Member is willing to accept, the Offered Member shall provide the other Class A Member (the “Non-Offered Member”) a right of first refusal and tag-along rights, and the Class C Members and Class D Members tag-along rights, pursuant to the procedures described in this Section 6.6. The Offered Member shall deliver a written notice of the proposed terms of the Unsolicited Third Party Offer (the “Offer Notice”) to the Non-Offered Member, which Offer Notice shall include a description of the Offered Interest and the purchase price at which the Third Party Offeror wishes to purchase the Offered Interest. The Non-Offered Member shall have a period of 45 days (the “Offer Notice Period”) from receipt of the Offer Notice to (A) elect to purchase the Offered Interest for cash on the same terms and conditions as the Unsolicited Third Party Offer (except that the Non-Offered Member shall pay cash in the amount of the Fair Market Value of any non-cash consideration included in the Unsolicited Third Party Offer, (B) tag-along and participate in the proposed transaction, or (C) decline to participate in the proposed transaction and retain its Class A Interest. If the Non-Offered Member fails to respond to an Unsolicited Third Party Offer prior to the expiration of the Offer Notice Period, then the Non-Offered Member will be deemed to have declined to participate in the proposed transaction.
(ii)    At the same time that the Offered Member delivers the Offer Notice to the Non-Offered Member, the Offered Member shall also deliver to the Class C Members and Class D Members a written notice of the proposed terms of the Unsolicited Third Party Offer which notice shall include a description of the Offered Interest and the purchase price at which the Third Party Offeror wishes to purchase the Offered Interest, and reference the rights of the Class D Members to tag-along in the proposed transaction under this Section 6.6(a)(ii) (a “Non-Offered Tag-Along Offer”). Each Class C Member and Class D Member shall have a period of 15 days (the “Non-Offered Tag-Along Offer Period”) from receipt by it of the Non-Offered Tag-Along Offer to notify the Offered Member and the Non-Offered Member whether it (A) will tag‑along (with regards to Class C Members, on an as converted basis) and participate in the proposed transaction or (B) decline to participate in the proposed transaction. An election by a Class C Member or Class

D Member to participate in the proposed transaction shall also constitute an election by such Member to participate in a sale to the Non-Offered Member pursuant to Section 6.6(a)(i)(A). Any Class C Member who desires to exercise its tag-along rights under this Section 6.6(a) must convert its Class C Units into Class D Units on or prior to the closing of the proposed transaction. Any Class C Member or Class D Member who fails to respond to a Non-Offered Tag-Along Offer prior to the expiration of the Non-Offered Tag-Along Offer Period will be deemed to have declined to participate in the proposed transaction.
(iii)    If the Non-Offered Member exercises its rights under Section 6.6(a)(i)(A) prior to the expiration of the Offer Notice Period, then the Offered Member shall sell its Offered Interest to the Non-Offered Member and the Class D Members (including Class C Members who have converted their Class C Units into Class D Units in connection with the proposed transaction) who have validly exercised their tag-along rights under Section 6.6(a)(ii) shall sell their Class D Units to the Non-Offered Member; provided, however, that if the aggregate of the Class A Units and Class D Interests to be sold exceeds the maximum aggregate number of Units that the purchasing party desires to purchase, then each of the Offered Member and the participating Class D Members shall sell an amount of its Class A Interest and Class D Interest, respectively, equal to such Member’s Tag-Along Sharing Percentage multiplied by the Offered Interest to be sold in the contemplated Transfer. The parties shall effectuate such Transfer within 30 days after the end of the Third Party Offer Period.
(iv)    If the Non-Offered Member does not exercise its rights under Section 6.6(a)(i)(A) but instead exercises its tag‑along rights under Section 6.6(a)(i)(B) prior to the expiration of the Offer Notice Period, or any Class C Member (on an as converted basis) or Class D Member exercises its tag-along rights under Section 6.6(a)(ii) prior to the expiration of the Offer Notice Period, then the Offered Member, Non-Offered Member, and each participating Class D Member shall sell, subject to the proviso set forth in Section 6.6(a)(iii), an amount of its Class A Interest or Class D Interest equal to such Member’s Tag-Along Sharing Percentage multiplied by the Offered Interest to be sold in the contemplated Transfer (the “Non-Offered Tag-Along Sale”).
(b)    Upon any Transfer to a Third Party Offeror, the Offered Member shall deliver to the Company and the Non-Offered Member a copy of the document evidencing such Transfer.
(c)    Notwithstanding anything contained in this Section 6.6, there shall be no liability on the part of the Offered Member to the Non-Offered Member or the participating Class C Members or Class D Members if the Non‑Offered Tag-Along Sale pursuant to this Section 6.6 is not consummated for whatever reason. Whether to effect a transfer of Class A Interests by the Offered Member is in the sole and absolute discretion of the Offered Member.
(d)    If Investor is the Non-Offered Member and PDC is the Offered Member of all or a part of its Class A Interest under this Section 6.6, Investor’s rights and obligations under this Section 6.6 may be assigned to and exercised through (in addition to a Permitted Investor Transferee) a portfolio company Controlled by Investor or a Permitted Investor Transferee.
SECTION 6.7.    Conditions to Tag-Along Sales and Drag‑Along Sales. Notwithstanding anything contained in Section 6.5 or Section 6.6, the rights and obligations of the other Class A Members to participate in a Drag‑Along Sale (it being understood that the Class C Members and

Class D Members do not have the right to initiate a Drag-Along Sale), and of the other Class A Members, the Class C Members, and the Class D Members to participate in Tag-Along Sale, are subject to the following conditions:
(a)    upon consummation of such Tag-Along Sale or Drag‑Along Sale, all of the Class A Members, Class C Members, and Class D Members participating therein will receive the same form of consideration;
(b)    the Non‑Selling Member, Non‑Offered Member, Class C Member, or Class D Member participating therein shall not be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale or Drag‑Along Sale (other than such Non-Selling Member’s, Non-Offered Member’s, Class C Member’s, or Class D Member’s own out-of-pocket expenses, for which such Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member shall bear sole responsibility), and each such Class A Member, Class C Member, and Class D Member shall be obligated to pay only its pro rata share (based on the amount of the purchase price received) of expenses incurred in connection with a consummated Tag-Along Sale or Drag‑Along Sale to the extent such expenses are incurred for the benefit of all such Class A Members, Class C Members, or Class D Members and are not otherwise paid by the Company or another person;
(c)    the Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member may not, without the written consent of such Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member, become obligated with respect to (A) any representation or warranty other than (x) a representation and warranty that relates solely to such Non-Selling Member’s, Non-Offered Member’s, Class C Member’s, or Class D Member’s title to its Class A Interest, Class C Interest, or Class D Interest, respectively, and its authority and capacity to execute and deliver the subject purchase and sale agreement or (y) a representation and warranty that relates to the Company and its operations which each Class A Member, Class C Member, and Class D Member is severally making to the purchaser, or (B) any indemnity obligation beyond a pro rata portion (based on and limited to the value of consideration received by such Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member in the Tag-Along Sale or Drag‑Along Sale) of the indemnity obligations which obligate the Selling Member or Offered Member and the Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member and then, such indemnity obligations shall be several and not joint, or (C) any other continuing obligation on such Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member in favor of any other person following the Transfer of such Non-Selling Member’s, Non-Offered Member’s, Class C Member’s, or Class D Member’s Class A Interests, Class C Interests, or Class D Interests, respectively (other than obligations relating to representations and warranties that relate solely to such Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member and not to any other Member or the indemnification obligation provided for in clause (B) above);
(d)    the Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member shall not be obligated to consummate such Tag-Along Sale or Drag‑Along Sale with respect to its Class A Interest, Class C Interest, or Class D Interest unless the Selling Member or Offered Member consummates such Tag-Along Sale or Drag‑Along Sale with respect to their Class

A Interest on the terms and conditions contemplated by the Third Party Offer or Unsolicited Third Party Offer; and
(e)    the Non-Selling Member, Non-Offered Member, Class C Member, or Class D Member shall cooperate in good faith with and provide all reasonably necessary information and documentation (excluding confidential, proprietary or competitively-sensitive information and documentation) for, and generally take all commercially reasonable action necessary to assist in, the consummation of a Tag-Along Sale or Drag-Along Sale with respect to its Class A Interest, Class C Interest, or Class D Interest.
SECTION 6.8.    Eastern OpCo Drag-Along; Option.
(a)    For so long as the Services Agreement remains in effect, at the election of Investor, upon a Final Exit Event, PDC shall be obligated to transfer all of the equity interests of Eastern OpCo to the Third Party Purchaser or Third Party Offeror or acquirer.
(b)    The Company, at the option of the Investor Designees, shall have the option to purchase all of the equity interests of Eastern OpCo from PDC for $1, which option shall be exercisable immediately after the expiration of all covenants and restrictions preventing the exercise of such option in the Indenture. Upon exercise of such option, PDC shall deliver good and marketable title to the equity interests of Eastern OpCo to the Company, free and clear of all liens, charges, claims and encumbrances.
ARTICLE VII
DISSOLUTION; WINDING UP
SECTION 7.1.    Dissolution. The Company shall be dissolved only upon the first to occur of any of the following events (“Dissolution Events”):
(a)    the election of the Board of Managers;
(b)    the election to dissolve the Company at any time after the occurrence of a Termination Event by the Class A Members not committing the breach or violation of this Agreement that caused the Termination Event;
(c)    the election to dissolve the Company by either Investor or PDC following a sale of substantially all of the Company’s assets;
(d)    the election to dissolve the Company by a Class A Member after a Deadlock under Section 2.5(a);
(e)    the election to dissolve the Company by PDC after an Investor Default under Section 4.3(d)(i); or
(f)    the entry of a decree of judicial dissolution under Section 18-802 of the Act.
SECTION 7.2.    Winding Up. Upon the occurrence of a Dissolution Event, the business of the Company shall be wound up and shall, except to the extent consistent with such winding up, cease. The Board of Managers (or a Class A Member acting pursuant to Section 2.5(a) or Section 4.3(d)) shall act as liquidator unless it elects to appoint one or more other Persons, who may or may not be Members, to act as Liquidator. The Liquidator shall proceed diligently to wind up the business and affairs of the Company and may determine all matters in connection with the winding up of the Company, including any arrangements to be made with creditors, the amount or necessity of reserves to cover contingent or unforeseen liabilities, and whether, to what extent, for what consideration, and on what terms any or all of the assets of the Company are to be sold. The Liquidator may in its discretion retain any obligations due to the Company and distribute (or apply in satisfaction of Company obligations) the proceeds thereof as collected. The Liquidator may not engage in transactions with the assets of the Company from which it receives a personal benefit; provided, however, that if the Liquidator is a Class A Member, it shall not be precluded from bidding for and acquiring Company assets in connection with a liquidation for consideration mutually agreed by such Class A Member and the Board of Manager Designees of the other Class A Member. The costs and expenses of the winding up and liquidation of the Company shall be borne by the Company. Until final distribution, the Liquidator shall continue to manage the Company’s affairs and, if the Liquidator is a Person other than the Board of Managers, shall, to the extent consistent with the Liquidator’s obligations, have all of the power and authority of the Board of Managers and be entitled to indemnification and advance payment of expenses in accordance with the provisions of this Agreement as if the Liquidator were the Board of Managers. The Liquidator shall give or cause to be given all notices to creditors required by applicable Law and, in addition to any reports otherwise required by this Agreement to be given to the Members, shall cause a proper accounting of the Company’s assets, liabilities and operations to be made and furnished to the Members as of the date all assets of the Company are finally distributed to the Members or applied in payment of Company liabilities.
SECTION 7.3.    Application and Distribution of Proceeds of Liquidation. During or upon completion of the winding up of the Company, the assets of the Company shall be applied and distributed by the Liquidator, in one or more installments, in the following order and priority:
(a)    to the payment, or provision for payment, of the costs and expenses of the winding up;
(b)    to the payment, or provision for payment, of creditors of the Company (including Members, other than in respect of Distributions) in the order of priority provided by Law;
(c)    to the establishment of any reserves deemed necessary or appropriate by the Liquidator to provide for contingent or unforeseen liabilities of the Company; and
(d)    the balance shall be distributed to the Members in accordance with Section 5.5.
SECTION 7.4.    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Liquidator (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings as necessary and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE VIII
LIABILITY AND INDEMNIFICATION
SECTION 8.1.    No Liability for Company Debts. Except as expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be liable for any such debts, obligations or liabilities.
SECTION 8.2.    Indemnification. To the fullest extent permitted by Law, the Company shall indemnify and defend each Covered Person from and against any and all Covered Losses arising from any and all claims, demands, causes of action, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such Covered Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as such, regardless of whether any of the foregoing arise from the sole, partial or concurrent negligence of such Covered Person; provided, however, that the Company shall not indemnify a Covered Person for Covered Losses arising directly from fraud, intentional or willful misconduct or a knowing violation of the Law. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that the Covered Person failed to meet the standards for indemnification set forth in the immediately preceding sentence. Any indemnification hereunder shall be satisfied solely out of the assets of the Company. In no event may a Covered Person subject the Members to personal liability by reason of these indemnification provisions. The indemnification provided by this Section 8.2 shall be in addition to, but not duplicative of, any other rights to which a Covered Person or any other Person may be entitled under any agreement to which the Company is a party, pursuant to any vote of the Class A Members, as a matter of Law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person.
SECTION 8.3.    Advance Payment and Appearance as a Witness. To the fullest extent permitted by applicable Law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, cause of action, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, cause of action, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.2. The Company shall pay or reimburse reasonable expenses incurred by a Person who is or was a Member, Manager, officer or employee of the Company in connection with their appearance as a witness or other participant in a proceeding at a time when they are not a named defendant or respondent in the proceeding.
SECTION 8.4.    Insurance. The Company may procure and maintain insurance, to the extent and in such amounts as Approved by the Board of Managers, in its sole discretion, on behalf of Covered Persons and such other Persons as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered

Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 8.3 and containing such other procedures regarding indemnification as are appropriate.
SECTION 8.5.    Nonexclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of, and shall not limit, any other rights or remedies to which any Covered Person may be entitled or which may otherwise be available to any Covered Person at Law or in equity.
SECTION 8.6.    Savings Clause. If all or any part of this Article VIII shall be invalidated for any reason by any court of competent jurisdiction, the Company shall nevertheless indemnify and hold harmless each Covered Person, and may indemnify and hold harmless any other Person, for costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, in connection with any claim, to the fullest extent permitted by any portion of this Article VIII not invalidated and to the fullest extent otherwise permitted by applicable Law.
SECTION 8.7.    Company Responsibility for Indemnification Obligations. Notwithstanding anything to the contrary in this Agreement, the Company and the Members hereby acknowledge that a Covered Person may have rights to indemnification, advancement of expenses and/or insurance pursuant to charter documents or agreements with the employer of such Covered Person, a Member or a direct or indirect parent or brother/sister Affiliate of the Covered Person or Member (collectively, the “Last Resort Indemnitors”). On the other hand, a Covered Person may also have rights to indemnification, advancement of expenses and/or insurance provided by a subsidiary of the Company or pursuant to agreements with third parties in which the Company or any subsidiary of the foregoing has an interest (collectively, the “First Resort Indemnitors”). Notwithstanding anything to the contrary in this Agreement, as to each Covered Person’s rights to indemnification and advancement of expenses pursuant to this Article VIII, the Company and the Members hereby agree that:
(a)    the First Resort Indemnitors, if any, are the indemnitors of first resort (i.e., their indemnity obligations to such Covered Person are primary and any obligation of the Company to advance expenses or to provide indemnification for the Claims incurred by such Covered Person are secondary), and the First Resort Indemnitors shall be obligated to indemnify such Covered Person for the full amount of all Claims and expenses covered by this Article VIII, to the full extent of their indemnity obligations to the Covered Person and to the extent of the First Resort Indemnitors’ assets legally available to satisfy such obligations, without regard to any rights the Covered Person may have against the Company or the Last Resort Indemnitors;
(b)    the Company is the indemnitor of second resort (i.e., its indemnity and advancement of expense obligations to such Covered Person are secondary to the obligations of any First Resort Indemnitors, but precede any indemnity and advancement of expense obligations of any Last Resort Indemnitors), and the Company shall be liable for the full amount of all remaining Claims and expenses covered by this Article VIII after the application of Section 8.7(a), to the full extent of its obligations under the other subsections of this Article VIII and to the extent of the Company’s assets legally available to satisfy such obligations, without regard to any rights such Covered Person may have against the Last Resort Indemnitors; and

(c)    the Last Resort Indemnitors, if any, are the indemnitors of last resort and shall be obligated to indemnify such Covered Person for any remaining Claims and expenses covered by this Article VIII only after the application of Section 8.7(a) and Section 8.7(b).
The Company and the Members further agree that no advancement or payment by any Last Resort Indemnitors on behalf of a Covered Person with respect to any Claim or expense covered by the other sections of this Article VIII shall affect the foregoing and such Last Resort Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company. The Last Resort Indemnitors, if any, are express third party beneficiaries of the terms of this Section 8.7.
ARTICLE IX
CERTAIN TAX MATTERS
SECTION 9.1.    Partnership Classification. Except with the prior written consent of all Class A Members, Class C Members, and Class D Members, voting together as a single class, the Company shall not (i) convert or reorganize into any other legal form or take any action that would result in the Company no longer being classified as a partnership for federal income tax purposes, (ii) elect under Treasury Regulation § 301.7701-3 or otherwise to be classified other than as a partnership, or (iii) elect to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law and no Member shall take any action inconsistent with such limitations.
SECTION 9.2.    Tax Returns and Tax Information. The CEO shall, subject to the approval of the Board of Managers, cause the Company to maintain the Capital Accounts of the Members in accordance with Section 4.4. The CEO shall cause all required federal, state, local and foreign tax returns of the Company to be prepared and timely filed. Each Member shall have the right to review the Company’s United States federal income tax return prior to the filing of such return. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company, its assets and operations necessary to enable the Company’s tax returns to be prepared and timely filed.
SECTION 9.3.    Tax Elections. Except as provided otherwise in this Agreement, the CEO shall, subject to the approval of the Board of Managers, have the authority to make all tax elections permitted to be made by the Company; provided, however, that no election shall be made to classify the Company as an association taxable as a corporation without the consent of all the Class A Members, Class C Members, and Class D Members. The CEO shall, at the request of any Class A Member, cause the Company to make an election under Section 754 of the Code.
SECTION 9.4.    Tax Matters Partner. PDC shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code, and is authorized to represent the Company in connection with any examination of the Company’s affairs by any tax authority, including administrative and judicial proceedings, and to expend Company funds for professional services and the costs associated therewith. The tax matters partner shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. Any Member may participate at such Member’s expense in any such administrative or judicial proceeding to the extent permitted by Law. The tax matters partner shall keep the other Members fully informed of all facts and developments relating to any tax audits, exams, litigation, or other tax proceedings and shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Company shall reimburse PDC for all reasonable costs incurred by PDC in connection with PDC’s duties and obligations as tax matters partner of the Company; provided, that to the extent reasonably practicable, PDC shall not incur any such costs without the prior approval of the Board of Managers, which approval shall not be unreasonably withheld. The tax matters partner shall not bind any Member to a settlement agreement without obtaining the consent of such Member.
SECTION 9.5.    Withholding. The Company may withhold and pay to any applicable tax authority all amounts required by any Law to be withheld by the Company from or with respect to Distributions to a Member or from or with respect to a Member’s distributive share of Company taxable income or loss (or item thereof). Each Member shall timely provide to the Company all information, forms and certifications necessary or appropriate to enable the Company to comply with any such withholding obligation and covenants to the Company that the information, forms and certifications furnished by it shall be true and accurate in all respects. Any amounts so withheld in respect of a Member shall be treated as a distribution to such Member for all purposes of this Agreement.
SECTION 9.6.    Tax Terminations. If either PDC and its Controlled Affiliates (the “PDC Group”) or Investor and its Controlled Affiliates (“Investor Group”), Transfers, in the aggregate, a fifty percent (50%) interest in the capital and profits of the Company within a twelve (12) month period, the Class A Member to which such group relates, on the one hand, shall indemnify and hold harmless the other Class A Members, on the other hand, for any deferral of depreciation deductions allocable to the other Class A Members as a result of any Code Section 708(b)(1)(B) termination caused by the Transfer, determined using an annual discount rate of ten percent (10%) and the Assumed Tax Rate.
ARTICLE X
BOOKS AND RECORDS; REPORTS
SECTION 10.1.    Maintenance of and Access to Books and Records. At all times until the dissolution and termination of the Company, the Company shall maintain separate books, records and accounts that accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company. In addition, the Company shall keep and maintain at its principal office all Records and information required to be kept and maintained in accordance with the Act and shall make such information available to any Class A Member or representative requesting the same within five days after receipt of a written request by the Company. The Board of Managers shall permit each of the Class A Members, from time to time and at reasonable intervals, (i) to examine, audit and make copies of the Records of the Company as well as all such other data and information in the possession or control of the Board of Managers concerning the Company, Company properties and the ownership and operation thereof, which Records shall be available to the Class A Members or their representatives at all reasonable times at the principal office of the Company, or at such other office where such information is maintained, upon the written request of any Class A Member, and (ii) to discuss the business, financial condition and results of operations of the Company with officers, accountants, and other representatives of the

Company. No Class B Member, in its capacity as such, shall be entitled to obtain any information relating to the Company except as expressly provided for in this Agreement or to the extent required by the Act.
SECTION 10.2.    Bank Accounts. The Board of Managers shall cause to be established and maintained for and in the name of the Company one or more bank or investment accounts or arrangements.
SECTION 10.3.    Reports. The Company shall furnish the following to the Class A Members, Class C Members, and Class D Members:
(a)    Within 30 days after the end of each month: monthly financial statements (which shall be prepared from the Company’s books and records and need not be GAAP) and operational reports, including drilling reports and production estimates for such month;
(b)    Within 45 days after the end of each Fiscal Quarter: (i) the unaudited quarterly financial statements for such fiscal quarter; (ii) a report of the activities during such fiscal quarter in the form reasonably satisfactory to Investor; (iii) year-to-date figures compared to the Development Plan and Budget, with variances delineated; (iv) a summary of hedging positions; and (v) an updated land summary
(c)    Within 90 days after the end of each Fiscal Year (beginning with the 2009 Fiscal Year): (i) audited consolidated financial statements prepared in accordance with GAAP by a nationally-recognized independent accounting firm appointed by the Board of Managers (unless the Board decides otherwise), together with a copy of the auditor’s letter to management; (ii) year-to-date figures compared to the Development Plan and Budget, with variances delineated; and (iii) an annual reserve report prepared by an independent engineer appointed by the Board of Managers;
(d)    Within 45 days after the end of each Allocation Year, an estimated Schedule K-1 and (ii) within 60 days after the end of each Allocation Year, a draft Schedule K‑1;
(e)    Any known defaults under material contracts and material litigation proceedings; and
(f)    Any other information or reports reasonably requested by any Class A Member.
SECTION 10.4.    Fiscal Year. The fiscal year of the Company shall be the calendar year (“Fiscal Year”).
SECTION 10.5.    Schedule K-1. Within 75 days after the end of each Allocation Year, the Company shall furnish to each Member a final Schedule K-1, along with copies of all other federal, state, or local income tax returns or reports filed by the Company for the previous year as may be required as a result of the operations of the Company.

ARTICLE XI
DEFINITIONS
SECTION 11.1.    Definitions. Except as otherwise required by the context, the following terms shall have the following meanings:
“Act” means the Delaware Limited Liability Company Act, as amended from time to time, or any successor statute thereto.
“Adjusted Capital Account” means, as of the end of each Allocation Year, the balance in a Member’s Capital Account (a) increased by (i) any additional Capital Contributions the Member makes or is obligated to make, or is treated as obligated to make pursuant to the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(c), (ii) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations § 1.704-2(g) (1)), and (iii) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations § 1.704-2(i)(5)), and (b) decreased by any adjustments, allocations or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted and applied consistently with the provisions of Treasury Regulations § 1.704‑1(b)(2)(ii)(d).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
“Agreed Value” means the value set forth opposite PDC’s name on Exhibit C under the column “Initial Capital Contributions.”
“Allocation Year” means (a) the Company’s taxable year for U.S. federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Net Income, Net Loss, and other items of Company income, gain, loss or deduction for U.S. federal income tax purposes.
“AMI” has the meaning given such term in Exhibit D.
“Approval of the Board of Managers” means the approval or consent of a majority of the Managers and the phrase “Approved by the Board of Managers” has a correlative meaning.
“Assumed Tax Rate” means, as of the time of determination, the highest combined marginal federal, state and local income tax rates that apply to an individual residing in New York County, New York, taking into account rate differences that may apply to the character of the income so allocated, without reduction for deductions or credits not related to the activities of the Company.
“Available Cash” means that amount of cash on hand (including cash equivalents and temporary investments of Company cash but excluding cash proceeds from transactions in clauses (w) through (z) in Section 5.5(c)) from time to time that the Board of Managers determines in its sole discretion is in excess of amounts required to pay or provide for payment of existing and projected obligations, capital expenditures and acquisitions, and to provide a reasonable reserve for working capital and contingencies.

“Bankruptcy Event” means the occurrence of any of the following events with respect to a Class A Member: (i) voluntarily filing a petition in bankruptcy, making an assignment for the benefit of the creditors of the Class A Member, (ii) filing a petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief with respect to the Class A Member under any statute, Law or regulation, or (iii) taking any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of the Class A Member or any substantial part of the properties and assets of the Class A Member.
“Book Basis” means, with respect to each Company asset, the adjusted basis of the asset for federal income tax purposes, except that (a) the initial Book Basis of an asset other than money contributed by a Member to the Company shall be the fair market value of the asset on the date of contribution, as agreed by the contributor and the Board of Managers (excluding designees of any Managers appointed by the contributor), (b) upon the occurrence of a Revaluation Event, the Book Basis of all Company assets (including intangibles) shall be adjusted to their respective fair market values (taking Section 7701(g) of the Code into account) on such date, as determined by the Board of Managers, (c) the Book Basis of any Company asset distributed to any Member will be adjusted to equal the fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution as agreed by the Board of Managers (excluding designees of any Managers appointed by the recipient) and the recipient, (d) the Book Basis of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.2(g); provided, however, that Book Basis shall not be adjusted to the extent the Board of Managers determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d), and (e) if the Book Basis of any Company asset has been determined pursuant to the preceding subsections (b) or (d), the Book Basis of the asset shall thereafter be adjusted by Simulated Depletion Deductions or Book Depreciation in lieu of any depletion, depreciation, amortization or other cost recovery deductions otherwise allowable for federal income tax purposes.
“Book Depreciation” means, with respect to any depreciable or amortizable Company asset, an amount that bears the same ratio to the Book Basis of such asset as the amount of depreciation, amortization or other cost recovery deductions with respect to such asset, computed for federal income tax purposes, bears to the adjusted tax basis of such asset; provided, however, that, if the adjusted tax basis of the asset is zero, Book Depreciation shall be determined under any reasonable method selected by the Board of Managers, and; provided, further, if such asset is subject to adjustments under the remedial allocation method of Treasury Regulations § 1.704-3(d), Book Depreciation shall be determined under Treasury Regulation § 1.704-3(d)(2).
“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Capital Account” means the account established for each Member pursuant to Section 4.4.
“Capital Contribution” means the amount of money and the initial Book Basis of any asset other than money (net of liabilities secured thereby that the Company is treated as having assumed or taken subject to pursuant to Section 752 of the Code) contributed by a Member or a Member’s predecessors in interest to the capital of the Company.
“Catch-Up Period” means the period beginning on the Closing Date and ending when Investor has satisfied the Minimum Funding Obligation.
“Cause” means a good faith determination of the Board of Managers that the applicable employee (a) failed to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board of Managers, which demand specifically identifies the manner in which the Board of Managers believes he has not substantially performed his duties, and the Employee has failed to cure such deficiency within thirty (30) days of the receipt of such notice, (b) has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise, (c) has pleaded guilty to or been convicted of a felony or a crime involving moral turpitude or dishonesty, (d) has engaged in conduct which demonstrates gross unfitness to serve the Company in the capacity for which the employee was employed by the Company (that is not remedied by the employee within fourteen (14) days after receipt by him of written notice of such unfitness from the Board of Managers) or (e) has materially breached the terms of this Agreement, the Restricted Interest Agreement or any employment agreement or restrictive covenant applicable to the employee’s employment by the Company or its Affiliates. An employee shall not be deemed to have been terminated for Cause under clauses (a), (d) or (e) of this definition unless there shall have been delivered to the employee a letter setting forth the reasons for the Company’s termination of the employee for Cause.
“Class A Members” shall mean PDC and Investor.
“Class B Member” shall mean any holder of a Class B Unit.
“Class B Hypothetical Payout” means the amount per Class B Unit that a terminated Class B Member would have received in the applicable Equity Incentive Distribution Event had such Class B Member remained employed by the Company and his Class B Units remained outstanding through the occurrence of such Equity Incentive Distribution Event.
“Class B Make-Whole Amount” means the product of (a) the number of applicable Call Units purchased by the Company and (b) the amount by which the Class B Hypothetical Payout exceeds the Class B Option Price.
“Class B Option Price” means the amount per Class B Unit that the Company paid to purchase the applicable Call Units.
“Class C Member” means any holder of a Class C Unit.
“Class D Member” means any holder of a Class D Unit.
“Closing” means the closing of the transactions contemplated by this Agreement and the Transaction Agreements.
“Closing Date” means October 29, 2009.

“Code” means the Internal Revenue Code of 1986, as amended (including any corresponding provisions of succeeding Law).
“Confidential Information” means any proprietary or confidential information of or relating to the Company or, with respect to each Member, the other Members who are Class Members, including any business information, intellectual property, trade secrets or other information relating to the respective businesses, operations, assets or liabilities of the Company or the Class A Members; provided, however, that any information that is generally available to the public (other than through a breach by the party disclosing the same of its obligations under this Agreement) shall not be deemed “Confidential Information”; and provided further that use of the name “Lime Rock” shall be treated by PDC as Confidential Information.
“Continuing Director” means, as of any date of determination, any member of the Board of Directors of PDC who (a) was a member of such Board of Directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Contributed Assets” means PDC’s interest in the properties and rights, together with associated liabilities, obligations and encumbrances, excluding the Retained Assets, to be contributed to the Company pursuant to the Contribution Agreement, as more specifically described and provided therein.
“Contribution Agreement” means the Contribution Agreement, dated as of October 29, 2009, by and between the Company and PDC.
“Control,” “Controlling” and “Controlled by” mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.
“Controlled Affiliate” means, (a) with respect to PDC or any other Person, all of the Affiliates Controlled by PDC or such Person, as the case may be, and (b) with respect to Investor or any Permitted Investor Transferee, any Affiliate Controlled by any of Investor, Lime Rock Partners V, L.P., Lime Rock Partners GP V, L.P., LRP GP V, Inc. or Lime Rock Management LP; provided, that no Lime Rock Resources Entity shall be a Controlled Affiliate of any of the foregoing entities.
“Covered Losses” means any and all losses, assessments, fines, penalties, administrative orders, obligations, judgments, amounts paid in settlement, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable court costs and attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.
“Covered Person” means (i) any Member, any Affiliate of a Class A Member or any shareholder, partner, member, manager, director, officer, employee, representative or agent of a Class A Member or any of its Affiliates, (ii) any officer of the Company and (iii) any member of the Board of Managers, in each case to the extent any such Person is acting in such capacity in connection with the business of the Company.

“Development Plan and Budget” shall have the meaning provided in Section 2.4(d); provided, however, that for first period after the Closing Date shall mean the Initial Development Plan and Budget attached hereto as Exhibit A.
“Distributions” means any distributions from the Company made pursuant to Section 5.5 or Section 7.3(d), whether from operations or a sale or other disposition of assets and whether prior to or in connection with a liquidation of the Company.
“Drilling Partnerships” means the partnerships referred to in Schedule 1.3 of the Contribution Agreement.
“Eastern OpCo” has the meaning given to such term in the Services Agreement.
“Electronic Transmission” means a form of communication that (i) does not directly involve the physical transmission of paper, (ii) creates a record that may be retained, retrieved, and reviewed by the recipient, and (iii) may be directly reproduced in paper form by the recipient through an automated process.
“Equity Incentive Distribution Event” means the earliest to occur of an arm’s length merger, consolidation or sale of all of the assets of the Company with or to a third party (or, if the Company is a holding company, then of the Company’s subsidiaries) in one or a series of related transactions, a sale of all the Class A Interests in the Company to a Third Party Purchaser or a Third Party Offeror, a sale by a Class A Member of all of its Class A Interests to the other Class A Member, or a liquidation of the Company pursuant to Article VII.
“Fair Market Value” means (a), if such offered consideration is a common equity security traded on the New York Stock Exchange or NASDAQ Stock Exchange, the average closing price of such security on such exchange for the 10 trading days ending on the last trading day preceding the date of the Offer Notice or (b), for all other non-cash consideration, the value determined by a nationally recognized investment banking firm selected by the Offered Member from a list of three such firms provided by Non‑Offered Member. Each Class A Member will bear half of the fees and costs of such investment banking firm. Notwithstanding the foregoing, for purposes of the Call Option described in Section 4.8, “Fair Market Value” of a Call Unit means the fair market value of the Call Unit (without consideration of any discount for minority interest or lack of liquidity, if applicable) (i) as determined by the Board of Managers in its discretion or (ii) if applicable, by an Appraiser as set forth in Section 4.8(f), with such Outside Appraisal being based on the value of a Call Unit in a hypothetical liquidation of the Company pursuant to Article VII that follows an arm’s length sale for cash to a third party of all of the Company’s assets for their fair market value.
“Final Exit Event” means the earliest to occur of an arm’s length merger, consolidation or sale of all or substantially all of the assets of the Company with or to a third party (or, if the Company is a holding company, then of the Company’s subsidiaries) in one or a series of related transactions or sale of all the Class A Interests, Class C Interests, and Class D Interests in the Company to a Third Party Purchaser or a Third Party Offeror.
“Fiscal Quarter” means any three-month period commencing on January 1, April 1, July 1 and October 1 and ending on the last date before the next such date.

“GAAP” means those generally accepted accounting principles and practices consistently applied that are recognized in the United States of America as such by the Financial Accounting Standards Board (or any generally recognized successor thereto).
“Governmental Authority” means any nation or government, any state, city, municipality or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“IDCs” shall have the meaning assigned to the term “intangible drilling and development costs” in Section 263(c) of the Code.
“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreement in respect thereof) or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a lien, security interest or other encumbrance on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.
“Indenture” means the Indenture, dated as of February 8, 2008, between PDC and The Bank of New York, as supplemented.
“Interest” means, (i) with respect to any Class A Member, the entire interest of such Class A Member in the Company, including (A) the right of such Member to share in the profits of the Company, (B) the right of such Member to Distributions, (C) the right to vote under this Agreement pursuant to the terms hereof, and (D) the right to designate Managers pursuant to the terms hereof; (ii) with respect to any Class B Member, the entire interest of such Class B Member in the Company, including (A) the right of such Member to share in the profits of the Company, (B) the right of such Member to Distributions, and (C) the other rights expressly granted hereunder in respect of such Interest; (iii) with respect to any Class C Member, the entire interest of such Class C Member in the Company, including (A) the right of such Member to Distributions, and (B) the other rights expressly granted hereunder in respect of such Interest; and (iv) with respect to any Class D Member, the entire interest of such Class D Member in the Company, including (A) the right of such Member to share in the profits of the Company, (B) the right of such Member to Distributions, and (C) the other rights expressly granted hereunder in respect of such Interest.
“Investor Preference Amount” means (a) Investor’s aggregate Capital Contributions to the Company, but not more than the sum of the Minimum Funding Obligation and, if any, the amount of any Capital Contribution by Investor made pursuant to Section 4.3(f), minus (b) the amount of any uncured Investor Default if the Distribution of cash is being made in connection with a liquidation of the Company initiated by PDC pursuant to Section 4.3(d). For the avoidance of doubt, “Investor Preference Amount” shall not include Capital Contributions with respect to Class C Units.

“JV OpCo” has the meaning given such term in the Services Agreement.
“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
“Lime Rock Resources Entity” means Lime Rock Resources II-A, L.P., Lime Rock Resources II-C, L.P., Lime Rock Resources A, L.P., Lime Rock Resources B, L.P., Lime Rock Resources C, L.P., any future entity Controlled by the same Persons who control the foregoing entities, and any subsidiary or portfolio company of such entities.
“Liquidator” means a Person appointed as liquidator by the Board of Managers or a Class A Member pursuant to the provisions hereof.
“Members” means any Person admitted as a member of the Company as of the date hereof or at any time hereafter in accordance with this Agreement (but such term does not include any Person who has ceased to be a member of the Company). Such term includes the Class A Members, Class B Members, Class C Members, and Class D Members.
“Minimum Funding Obligation” means (a) $158,500,000, plus (b) any Additional PDC Contribution, minus (c) the Special PDC Withdrawal; provided, that in no event shall the total exceed $102,000,000 without Investor’s consent. For the avoidance of doubt, the definition of “Minimum Funding Obligations” excludes any amount that Investor contributes pursuant to Section 4.3(f).
“Net Income” and “Net Loss” means, the taxable income or loss of the Company, as the case may be, as determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 702(a) of the Code), for federal income tax purposes as of the close of each of the Allocation Years of the Company, computed with the following adjustments:
(a)    tax-exempt income received by the Company will be included in gross income;
(b)    expenditures described in Section 705(a)(2)(B) of the Code will be treated as deductible expenses;
(c)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such Allocation Year;
(d)    gain or loss from the disposition of any Company asset that, because of the application of the provisions of Treasury Regulations §§ 1.704-1(b)(2)(iv)(d) or (f), has a Book Basis that differs from the asset’s adjusted tax basis, will be computed based upon the Book Basis (rather than the adjusted tax basis) of such asset in accordance with the provisions of Treasury Regulations §§ 1.704(b)(2)(iv)(g) and 1.704-1(b)(4)(i);

(e)    any increase or decrease to Book Basis resulting from a Revaluation Event or from the distribution of any Company asset to a Member shall be taken into account as gain or loss, respectively, in computing Net Income or Net Loss;
(f)    Simulated Gain shall be added to such taxable income or loss;
(g)    to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734 of the Code is required pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and
(h)    Any items of income, gain, loss, or deduction allocated pursuant to any provision of Section 5.2 will be excluded from the computation of Net Income and Net Loss for purposes of applying Section 5.1.
“Oil and Gas Property” shall have the meaning assigned to the term “property” in Section 614 of the Code.
“Partial Redemption Class C Units” means for any holder of Class C Units, (i) the number of Class C Units held by such holder, (ii) divided by the total number of Class C Units then outstanding, (iii) multiplied by the number of Redemption Units.
“PDC Change of Control” means (a) any “person” or “group” of related persons (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended) is or becomes a beneficial owner (as such term is used in Rule 13d-3 and Rule 13d-5 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of PDC’s common stock or (b) the first day on which a majority of the members of the Board of Directors of PDC are not Continuing Directors.
“Permitted Investor Transferee” means any private equity fund managed or Controlled by Lime Rock Management LP and the same Persons that, as of the Closing Date, Controlled Lime Rock Management LP (which shall include any Controlled Affiliates, but shall exclude any Lime Rock Resources Entities) and that provides to PDC, prior to any contemplated Transfer, evidence of capitalization sufficient to cover any remaining funding obligations of Investor hereunder. For the avoidance of doubt, no operating portfolio company is a Permitted Investor Transferee.
“Permitted Pledge” means any hypothecation, pledge, mortgage or other encumbrance under or permitted by PDC revolving commercial lending agreements or indentures; provided that any foreclosure on a pledged Interest shall not be a Permitted Pledge.
“Person” has the meaning given to such term in the Act.
“Prime Rate” means, as of any date, the prime rate of interest most recently determined and published in The Wall Street Journal as the “WSJ Prime Rate.”

“Records” means all books, records and other documentation, both written and electronic, customarily used to conduct an oil and gas exploration and development business.
“Redemption Price” means the sum of $1,000 plus all accrued and unpaid Class C Dividend on such Class C Unit, in each case as adjusted for any stock dividends, splits, combinations, and similar events.
“Redemption Units” means the total number of Class C Units to be redeemed on the relevant Redemption Date, which will be calculated by dividing the Available Cash by the Redemption Price.
“Restricted Interest Agreement” means an agreement between the Company and a Class B Member providing for, among other things, the number of Class B Units issued to such Class B Member and the vesting schedule therefor.
“Retained Assets” has the meaning given to such term in the Contribution Agreement.
“Revaluation Event” means, except as otherwise agreed by the Board of Managers each of the following events: (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the Distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an Interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g) and (iv) the grant of an Interest as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity in anticipation of becoming a Member.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Debt” means (i) all indebtedness of the Company, whether currently outstanding or hereafter created, incurred or assumed, unless, by the terms of the instrument creating or evidencing such indebtedness or pursuant to which such indebtedness is outstanding, it is provided that such indebtedness is not superior in right of payment to the Call Unit Promissory Notes or to other indebtedness which is pari passu with or subordinated to the Call Unit Promissory Notes, and (ii) any modifications, refunding, deferrals, renewals or extensions of any such indebtedness or any securities, notes or other evidences of indebtedness issued in exchange for such indebtedness; provided that in no event shall “Senior Debt” include (a) indebtedness evidenced by any of the Call Unit Promissory Notes, (b) indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (c) indebtedness to trade creditors or (d) any liability for taxes owed or owing by the Company.
“Services Agreement” means the Transition, Administrative and Marketing Services Agreement, dated as of October 29, 2009, by and between the Company, Eastern OpCo, JV OpCo, PDC and Riley Natural Gas Company.
“Significant Interest Sales” means a sale or series of related sales in which both Class A Members participate by selling less than all of their Class A Interests for aggregate proceeds in excess of 15% of the enterprise value of the Company.

“Simulated Basis” means the Book Basis of any Oil and Gas Property.
“Simulated Depletion Deductions” means the simulated depletion allowance computed by the Company with respect to its Oil and Gas Properties pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion Deductions, the CEO, subject to the approval of the Board of Managers, will apply on a property by property basis the simulated cost depletion method or the simulated percentage depletion method (without regard to the limitations in Section 613A of the Code) under Treasury Regulations § 1.704-1(b)(2)(iv)(k)(2), as determined by the CEO, subject to the approval of the Board of Managers.
“Simulated Gain” or “Simulated Loss” means the simulated gain or simulated loss, respectively, computed by the Company with respect to its Oil and Gas Properties pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).
“Super Majority Vote” means the affirmative vote of Class A Members whose aggregate Class A Sharing Percentages exceed 60%.
“Tag-Along Sharing Percentage” for any Member means the quotient determined by dividing (i) the total number of Class A Units, Class C Units, or Class D Units, respectively, held by the Selling Member, Non-Selling Member, Class C Member, or Class D Member, respectively, having elected to exercise its tag-along rights pursuant to Section 6.5(b) or Section 6.6(a), by (ii) the total number of Class A Units, Class C Units, and Class D Units held by the Selling Member and all other Members having elected to exercise their tag-along rights pursuant to Section 6.5(b) or Section 6.6(a), stated as a percentage.
“Termination Event” means either of the following events: (i) the good faith determination by another Class A Member’s Board of Managers Designees that a material breach or violation by a Class A Member of its obligations under this Agreement has occurred, which breach or violation shall not have been cured within 30 days or waived by the non-defaulting Class A Member(s) after notice thereof shall have been given to the defaulting Class A Member or (ii) the occurrence of a Bankruptcy Event.
“Transfer” means any sale, transfer, assignment, distribution, conveyance, gift, abandonment, hypothecation, encumbrance, pledge, mortgage or any other disposition whether voluntary, involuntarily or by operation of law, and whether effected directly or indirectly; and “Transferring” means the act of making a Transfer; and “Transferred” means the condition of a Transfer having occurred. For so long as PDC’s securities are listed on a stock exchange, Transfers of PDC’s securities that do not constitute a PDC Change of Control shall not be deemed to be Transfers of PDC’s Interest.
“Treasury Regulations” means temporary and final regulations promulgated under the Code by the United States Department of the Treasury, as amended (including any corresponding provisions of succeeding regulations).

SECTION 11.2.    Other Defined Terms. Each of the terms is defined in the provision of the Agreement identified opposite such term in the following table:

Term	Provision
Additional PDC Contribution	Section 4.3(d)(ii)
Agreement	Preamble
Appraiser	Section 4.8(f)
Area	Section 1.6(a)
Baker Botts	Section 12.15
Board	Section 2.1(a)
Board of Managers	Section 2.1(a)
Board of Managers Designee	Section 2.2(e)
Call Group	Section 4.8(a)
Call Notice	Section 4.8(b)
Call Option	Section 4.8(a)
Call Option Exercise	Section 4.8(b)
Call Unit Promissory Note	Section 4.8(c)
Call Units	Section 4.8(a)
Capital Calls	Section 4.3(c)
CEO	Section 2.4(d)
Certificate of Formation	Section 1.1
Class A Member Related Party	Section 3.3(b)
Class A Sharing Percentage	Section 4.2
Class A Units	Section 4.1(a)
Class B Permitted Transferee	Section 6.1(b)
Class B Sharing Percentage	Section 4.2
Class B Units	Section 4.1(a)
Class C Dividend	Section 4.1(a)(ii)
Class D Sharing Percentage	Section 4.2
Class D Units	Section 4.1(a)
Company	Preamble
Compensatory Interest	Section 4.7(a)
Conversion Notice	Section 4.1(e)(v)
COO	Section 2.6(b)
Deadlock	Section 2.5(a)
Defaulting Member	Section 4.3(e)
Designating Party	Section 2.2(e)
Dissolution Events	Section 7.1
Dividend Payment Date	Section 4.1(e)(iii)
Drag‑Along Notice	Section 6.5(c)
Drag‑Along Sale	Section 6.5(c)
First Amendment	Recitals
First Resort Indemnitors	Section 8.7

Term	Provision
Fiscal Year	Section 10.4
Fulbright	Section 12.15
Initial Capital Contributions	Section 4.3(a)
Initial Deadlock Period	Section 2.5(a)(i)
Initial Development Plan and Budget	Section 2.4(d)
Initial Special Withdrawal	Section 5.7
Investor	Preamble
Investor Default	Section 4.3(d)
Investor Designee	Section 2.2(c)
Investor Group	Section 9.6
Investor Related Party	Section 3.3(c)
Investor Sideways Loan	Section 4.3(d)
Last Resort Indemnitors	Section 8.7
Listed Securities	Section 12.4
Manager	Section 2.1(a)
Minimum Tax Distributions	Section 5.6
Non-Defaulting Member	Section 4.3(e)
Non-Offered Member	Section 6.6(a)
Non-Offered Tag-Along Offer	Section 6.6(a)(i)
Non-Offered Tag-Along Offer Period	Section 6.6(a)(i)
Non‑Offered Tag‑Along Sale	Section 6.6(a)(iii)
Non-Selling Member	Section 6.5(a)
Non-Selling Member Offer	Section 6.5(a)
Non-Selling Member Offer Period	Section 6.5(a)
Notice of Redemption	Section 5.5(a)(ii)
Observer	Section 2.1(l)
Offer Notice	Section 6.6(a)
Offer Notice Period	Section 6.6(a)
Offered Interest	Section 6.6(a)
Offered Member	Section 6.6(a)
Offered Tag-Along Sale	Section 6.5(b)
Original Agreement	Recitals
Outside Appraisal	Section 4.8(f)
Partial Redemption	Section 5.5(a)(ii)
Payment Default	Section 4.3(e)
PDC	Preamble
PDC Designee	Section 2.2(d)
PDC Group	Section 9.6
PDC Related Party	Section 3.3(c)
Permitted Transfers	Section 6.1(b)
PIK Class C Units	Section 4.1(e)(ii)
Proposed Rules	Section 4.7(a)

Term	Provision
Pro Rata Offered Share	Section 6.6(a)
Pro Rata Sale Share	Section 6.5(b)
Record Date	Section 5.5(a)(i)
Redemption Date	Section 5.5(a)(ii)
Redemption Event	Section 4.9
Restricted Period	Section 6.1(b)
Safe Harbor Election	Section 4.7(a)
Sale Interest	Section 6.5(a)
Selling Member	Section 6.5(a)
Selling Member Notice	Section 6.5(a)
Selling Member Notice Period	Section 6.5(a)
Sideways Loan	Section 4.3(e)
Special PDC Withdrawal	Section 5.7
Subsequent Special Withdrawal	Section 5.7
Substitute Contribution	Section 4.3(d)
Suspension	Section 2.5(a)(i)
Tag-Along Offer	Section 6.5(b)(ii)
Tag-Along Offer Period	Section 6.5(b)(ii)
Tag-Along Sale	Section 6.6(a)
Third Party Offer	Section 6.5(b)
Third Party Offer Period	Section 6.5(b)
Third Party Offeror	Section 6.6(a)
Third Party Purchaser	Section 6.5(b)
Transaction Agreements	Section 1.7(c)
Transaction Expenses	Section 12.3(a)
Units	Section 4.1(a)
Unsolicited Third Party Offer	Section 6.6(a)
Unvested Class B Units	Section 4.7(c)
Vested Class B Units	Section 4.7(c)

SECTION 11.3.    Construction.
(a)    When required by the context, the gender of words in this Agreement includes the masculine, feminine and neuter genders, and the singular includes the plural (and vice versa). Unless otherwise specified, references in this Agreement to (a) Articles and Sections are to Articles and Sections of this Agreement, (b) Schedules, Exhibits or Annexes are to those attached hereto, each of which is incorporated herein and made a part hereof for all purposes, (c) Article and Section headings are for convenience only and shall not affect the interpretation of this Agreement, (d) the terms “herein,” “hereof,” “hereinafter” or similar derivations are to this Agreement as a whole and not to any particular Article or Section, and (e) the terms “include,” “including” or similar derivations are without limitation.

(b)    Each of the parties acknowledges that it has been represented, or has been advised of its right to be represented, by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.
ARTICLE XII
MISCELLANEOUS
SECTION 12.1.    Notices. All notices and other communications under this Agreement or in connection herewith shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile or Electronic Transmission to the parties at the respective addresses set forth in Exhibit C (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 12.1). All notices and other communications that are addressed as provided in or pursuant to this Section 12.1 shall be deemed duly and validly given (a) if delivered in person or by overnight courier, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by facsimile or Electronic Transmission, upon transmission thereof and receipt of the appropriate answerback; provided, however, if such assumed date of notice falls within a time which is not within the usual business hours of the recipient, such notice shall be deemed to have been given upon the opening for business on the next business day by the recipient.
SECTION 12.2.    Confidentiality. Each Member hereby agrees that:
(a)    Such Member has maintained and shall maintain the Confidential Information strictly confidential and has not and will not, without the prior written Approval of the Board of Managers, or the Class A Member to which the Confidential Information relates, as the case may be, disclose such Confidential Information in any manner whatsoever, in whole or in part. Moreover, such Member shall take any and all reasonable steps necessary to prevent general disclosure of the Confidential Information and, if it is a Class A Member, to transmit the Confidential Information only to its representatives who need to know the Confidential Information and, in the case of Investor, to its direct or indirect investors in its ordinary course fund reporting process, who are informed of the confidential nature of the Confidential Information and who agree to be bound by the terms of this Section 12.2. Without limiting the foregoing, such Member shall use at least the same degree of care to avoid unauthorized disclosure or use of the Confidential Information as it employs with respect to its own Confidential Information of like kind. Disclosure of Confidential Information by a Member’s representatives shall constitute a breach of this Section 12.2 by such Member.
(b)    To the extent legal counsel advises that disclosure is required by Law or the rules or regulations of any stock exchange (and then only) such Member will disclose only that portion of the Confidential Information which is required by Law; provided, however, that in any such event the disclosing Member will provide the Board of Managers, or the Class A Member to which the Confidential Information relates, as the case may be, with reasonably prompt written notice prior to any such disclosure so that the Company or the Class A Member may seek to obtain а protective order or other confidential treatment for the Confidential Information, and if a protective order or other remedy is not obtained, the disclosing Member will furnish only that portion of the information which is required to be furnished and the disclosing Member may conclusively rely on its legal counsel to determine the information that it is required to disclose.
(c)    The agreements contained in this Section 12.2 shall survive the withdrawal of any Member and the dissolution of the Company for a period of one year after the date of such withdrawal (for the then‑withdrawing Member) or dissolution (for all Members who are Members at the time of such termination).
SECTION 12.3.    Expenses.
(a)    At and after Closing, the Company shall pay directly or reimburse Investor for the out-of-pocket fees and expenses Investor incurred prior to or within six months after the Closing in connection with the transactions contemplated by and negotiation and preparation of this Agreement and the other Transaction Agreements (“Transaction Expenses”) and shall pay directly or reimburse PDC’s Transaction Expenses up to the amount of Investor’s Transaction Expenses. Transaction Expenses shall include all fees, costs, and expenses of legal counsel, accountants and all other third party consultants and advisors engaged by such Class A Member to assist with the transactions contemplated by this Agreement and the other Transaction Agreements, the due diligence reviews conducted by it and the negotiation or preparation of this Agreement and the other Transaction Agreements and all direct out-of-pocket expenses for travel and similar matters.
(b)    Investor shall not charge the Company any on-going management fees or similar fees.
(c)    The Board of Managers shall be entitled to reimbursement from the Company of reasonable out-of-pocket expenses in connection with attending meetings of the Board of Managers and fulfilling Board duties, subject to such limitations as may be established by the Board.
SECTION 12.4.    Standstill. Each Class A Member (other than PDC), Class C Member, and Class D Member acknowledges and agrees, for a period from the Closing Date and until six months after such Class A Member, Class C Member, or Class D Member ceases to hold any Units, that neither it nor any of its Controlled Affiliates shall, directly or indirectly, without the prior written consent of PDC: (a) acquire or agree to acquire or make any proposal to acquire, in any manner, any of PDC’s securities that are listed or quoted on an exchange (“Listed Securities”); (b) act jointly or in concert with any third party to acquire, in any manner, any Listed Securities of PDC or its Affiliates or (c) solicit proxies of PDC’s securityholders, or form, join or in any way participate in a proxy group which is doing so. The expiration of the standstill period shall not in any way relieve a Class A Member, Class C Member, or Class D Member from any prohibitions under federal securities laws on trading PDC’s securities, to the extent such Class A Member, Class C Member, or Class D Member knows material non-public information about PDC, and each Class A Member (other than PDC), Class C Member and Class D Member agrees to comply with such federal securities laws. For avoidance of doubt, except to the extent portfolio companies in which a Class A Member other than PDC holds investments have received Confidential Information from such Class A Member, its Controlled Affiliates or any Lime Rock Resources Entity, this Section 12.4 shall not apply to such portfolio companies as Affiliates under this Section 12.4.
SECTION 12.5.    Non‑Solicitation. Each Class A Member covenants and agrees with the other Class A Member that, from the Closing Date and until one year following the earlier of the dissolution of the Company and the date that such Class A Member Transfers all of its Class A Interest to an un-Affiliated third party, such Class A Member will not, directly or indirectly, hire or retain or attempt to hire or retain or influence the possible hiring or retaining by a third party of any person who is a managerial-level employee of the other Class A Member, the Company or Eastern OpCo, without first seeking and obtaining such Class A Member’s prior written authorization, which may be arbitrarily withheld; provided, however, that the foregoing provision will not prevent either Class A Member from employing any such person who (a) has been terminated by the Company (provided that such termination is not the result of any interference, solicitation or other action by the Class A Member seeking to hire such employee) or (b) responds to an advertisement or other general solicitation for employment (which solicitations are not specifically targeted at the such other Class A Member’s employees) through the use of media advertisements, professional search firms or otherwise. With respect to each Class A Member, the Company shall not, from the Closing Date and until one year following the earlier of the dissolution of the Company and the date such Class A Member Transfers all of its Class A Interest to an un-Affiliated third party, directly or indirectly, hire or retain or attempt to hire or retain or influence the possible hiring or retaining by a third party of any person who is a managerial-level employee of a Class A Member (excluding, in the case of PDC, employees of Eastern OpCo), without first seeking and obtaining such Class A Member’s prior written authorization, which may be arbitrarily withheld; provided, however, that the foregoing provision will not prevent the Company, upon approval of the Board of Managers, from employing any such person who (a) has been terminated by a Class A Member (provided that such termination is not the result of any interference, solicitation or other action by the Company) or (b) responds to an advertisement or other general solicitation for employment (which solicitations are not specifically targeted at the such Class A Member’s employees) through the use of media advertisements, professional search firms or otherwise.
SECTION 12.6.    Entire Agreement. This Agreement and the Transaction Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof. All Exhibits and Schedules hereto are expressly made a part of this Agreement.
SECTION 12.7.    Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act or omission of any Person or to declare any Person in breach or default with respect to an obligation, irrespective of how long that failure continues, shall not be construed as a waiver of the breach or default until the applicable statute of limitations has run. No waiver of any obligation under this Agreement or the Act shall be effective unless in writing signed by or on behalf of the Person or Persons to whom the obligation is owed.
SECTION 12.8.    Amendment. Except as otherwise expressly provided herein, any amendment to this Agreement shall become effective only upon the execution of a written instrument executed by (i) both Class A Members, for so long as there are two Class A Members, or (ii) a Super Majority Vote, if there are more than two Class A Members, provided, however, that, (x) except as expressly provided herein, any amendment to any of the economic terms or provisions applicable to a Member or other rights adversely affecting a Member, including, but not limited to, (a) decreasing a Member’s rights to receive distributions (including rights under Section 7.3) or (b) removing or reducing a Member’s right to (i) designate a Manager (in the case of a Class A Member), (ii) approve certain actions of the Company (including through any Manager designated by a Class A Member), including such actions with respect to its subsidiaries, and (iii) be indemnified by the Company, shall be effective only upon the execution of a written instrument by such Member, and (y) any amendment to this Agreement that would be disproportionately adverse to the holders of the Class C Units shall be effective only upon the written consent of the holders of at least 66 2/3% of the outstanding number of Class C Units.
SECTION 12.9.    Choice of Law.
(a)     This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without regard to principles of conflicts of law. Any right to trial by jury with respect to any claim or proceeding relating to or arising out of this Agreement, or any transaction or conduct in connection herewith, is waived.
(b)    Each Member hereby consents to submit to the exclusive jurisdiction and venue of the courts of Dallas County, Texas and of the United States of America located in Dallas County, Texas for any actions, suits or proceedings arising out of or relating to this Agreement.
(c)    In no event shall a Member be entitled to punitive damages, exemplary damages, consequential damages, speculative damages or compensation for business interruption, loss of profits, loss of opportunity or opportunity costs from another Member in any action, suit or proceeding arising out of or related to this Agreement.
SECTION 12.10.    Public Announcement. No Class A Member or its Affiliates shall make any public announcement or filing with respect to the Company or its affairs or the transactions provided for herein without the prior written consent of the other Class A Member(s), which shall not be withheld unreasonably, except as may be required by law. Further, any such public announcement or filing shall not reference or otherwise identify Investor’s Affiliates without prior written consent of Investor. No Class B Member, Class C Member, or Class D Member shall make any public announcement or filing with respect to the Company or its affairs or the transactions provided for herein without the Approval of the Board of Managers.
SECTION 12.11.    Specific Performance. The Members agree that a breach of the provisions of Article VI or Section 3.3, Section 12.2, Section 12.4 or Section 12.5 may cause irreparable injury to the Company or the Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a person to comply with such provisions, and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that a breach of Article VI or Section 3.3, Section 12.2, Section 12.4 or Section 12.5 may be enforced by a Member by specific performance, in addition to any other remedy to which it is entitled at law or in equity. In connection with any request for specific performance, the Members waive any requirement for the security or posting of any bond in connection with such remedy.
SECTION 12.12.    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement). It is expressly understood and agreed that any attempted or purported assignment by any party of this Agreement in violation of the provisions of this Section 12.12 shall be null and void.
SECTION 12.13.    Benefit of Agreement. Nothing in this Agreement expressed or implied, shall be construed to give to any creditor of the Company or of any Member any legal or equitable right, remedy or claim under or in respect of this Agreement.
SECTION 12.14.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member agrees to execute and deliver any additional documents and instruments and to perform any additional acts necessary or appropriate to effectuate the provisions of this Agreement and those transactions.
SECTION 12.15.    Legal Counsel. The Members acknowledge and agree that Baker Botts L.L.P. (“Baker Botts”) (i) has represented PDC and certain of its Affiliates in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement, (ii) other than its representation of the Company in certain financing matters, has not represented the Company or any Member other than PDC, and (iii) in no event shall an attorney-client relationship be deemed to exist between Baker Botts, on the one hand, and the Members (other than PDC) or any of their respective Affiliates, or the Company (other than as specified in clause (ii)), on the other hand, in respect of Baker Botts’ representation as described in clauses (i) and (ii) above.
The Members acknowledge and agree that Fulbright & Jaworski L.L.P. (“Fulbright”) (i) has represented Investor in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement, (ii) has not represented the Company or any Member other than Investor, and (iii) in no event shall an attorney-client relationship be deemed to exist between Fulbright, on the one hand, and the Members (other than Investor) or any of their respective Affiliates, or the Company, on the other hand, in respect of Fulbright’s representation as described in clauses (i) and (ii) above.

SECTION 12.16.    Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages, each of which shall constitute an original and all of which shall constitute one and the same instrument.
[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
CLASS A MEMBERS:
PDC ENERGY, INC.

By:
    Gysle R. Shellum
    Chief Financial Officer
LR-MOUNTAINEER HOLDINGS, L.P.

By:	Lime Rock Partners GP V, L.P., its General Partner
By:    LRP GP V, Inc., its General Partner

    By:
        J. William Franklin, Jr.
        Managing Director
CLASS B MEMBERS:

Deward W. Gerdom

Charles M. Holm

James B. McPherson

Jason J. Wojciechowicz

CLASS C MEMBERS:
PDC ENERGY, INC.

By:
    Gysle R. Shellum
    Chief Financial Officer
LR-MOUNTAINEER HOLDINGS, L.P.

By:	Lime Rock Partners GP V, L.P., its General Partner
By:    LRP GP V, Inc., its General Partner

    By:
        J. William Franklin, Jr.
        Managing Director

SPOUSAL AGREEMENT
The spouse of the Class B Member executing the Second Amended and Restated Limited Liability Company Agreement of PDC Mountaineer, LLC dated as of December 23, 2013 (as the same may be amended), or a counterpart signature page thereto, is aware of, understands and consents to the provisions of such Agreement and its binding effect upon any community property interest or marital settlement awards she may now or hereafter own or receive, and agrees that the termination of her marital relationship with such Class B Member for any reason shall not have the effect of removing any Class B Interests subject to such Agreement from the coverage thereof and that her awareness, understanding, consent and agreement is evidenced by her signature below.

Date:    December 23, 2013
Name:

EXHIBIT A

INITIAL DEVELOPMENT PLAN AND BUDGET

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EXHIBIT B

OFFICERS OF PDC MOUNTAINEER, LLC

Deward W. Gerdom	CEO
Charles M. Holm	CFO and Treasurer
James B. McPherson	Vice President
Sue Sander	Secretary

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EXHIBIT C
LIMITED LIABILITY COMPANY AGREEMENT OF PDC MOUNTAINEER LLC
This Exhibit is dated as of December 23, 2013

Class A Members and Addresses	Initial Capital Contributions for C Units		Follow-On Contributions for A Units	Class A Units	Class A Sharing Percentage	Capital Contributions for C Units	Class C Units	Class C Sharing Percentage
PDC PDC Energy, Inc. 1775 Sherman Street, Suite 3000 Denver, Colorado 80203 Attention: Gysle R. Shellum Phone: 303.860.5800 Fax: 303.831.3988	Agreed Value: $158,500,000 Initial Special Withdrawal: ($45,000,000) Total: $113,500,000		10/01/2011 $76,250,000	189,750	50.00%	$5,000,000	5000	50%
with copies to:
PDC Energy, Inc. 1775 Sherman Street, Suite 3000 Denver, Colorado 80203 Attention: Daniel W. Amidon Phone: 303.860.5800 Fax: 303.831.3988
and to:
Baker Botts L.L.P. 910 Louisiana Houston, Texas 77002 Attention: Hugh Tucker Paul F. Perea Phone: 713.229.1234 Fax: 713.229.1522
Investor LR-Mountaineer Holdings, L.P. 274 Riverside Ave 3rd Floor Westport, Connecticut 06880 Attention: Kris Agarwal Phone: 203.293.2785 Fax: 203.429.2785	Agreed Value:	$55,000,000	04/01/2010 $28,000,000 11/01/2010 $7,000,000 01/01/2011 $7,000,000 03/01/2011 $5,000,000 10/01/2011 $11,500,000 10/01/2011 $76,250,000	189,750	50.00%	$5,000,000	5000	50%

    C-1

Class B Members and Addresses
Deward W. Gerdom 137 Ashmore Drive Bridgeport, WV 26330	Charles M. Holm 67 Renwick Drive Clarksburg, WV 26301
James B. McPherson 7 Berkshire Dr. Morgantown, WV 26508	Jason J. Wojciechowicz RR2 Box 331 Mount Clare, WV 26408

    C-2

EXHIBIT D

AREA OF MUTUAL INTEREST

Each Class A Member agrees that any investment in or acquisition of any ownership interest in any oil and gas properties (e.g., working interests or royalty interests), operations or prospects or any rights and interests therein or relating thereto (e.g., carried interests, profits interests or participations) that are located in the AMI made by it or its Controlled Affiliates shall be offered by it (or that it shall cause its Controlled Affiliate to offer) (the “Offeror”) within 15 days of the making of such investment or acquisition to the Company on terms identical to those on which the Offeror made such investment or acquisition. If the Managers who are not designees of the Offeror fail to accept such offer on behalf of the Company within 20 days of receipt thereof, the Offeror (or its Controlled Affiliate, as the case may be) shall be free to retain the investment or acquisition for its own account. Each Class A Member agrees that it will not, and will cause its Controlled Affiliates not to, acquire, directly or indirectly, a Controlling interest in any entity engaged in the acquisition, development, operation, exploitation or maintenance of oil or natural gas properties within the AMI without the prior written consent of the Managers designated by the other Class A Member. In addition, if a Class A Member or its Controlled Affiliate makes an acquisition or an investment in any oil and gas properties that, at the time of the acquisition or investment are located outside the AMI, such properties shall be excluded from the AMI if the AMI would otherwise apply to such properties as a result of subsequent acquisitions or investments of the Company. Each Class A Member further agrees that it will not, and will cause its Controlled Affiliates not to, initiate or propose, or overtly encourage the initiation or proposal of, an investment in or acquisition of ownership interests in oil and gas properties in the AMI or a Controlling interest in any entity engaged in the acquisition, development, operation, exploitation or maintenance of such properties within the AMI by any entity in which such Class A Member or such Controlled Affiliates have the power to designate members of the board of directors (or equivalent governing body). Notwithstanding anything to the contrary in this Agreement, the restrictions of this Exhibit D shall not apply to (i) investments or acquisitions by Affiliates of Investor or PDC that are not their respective Controlled Affiliates, (ii) acquisitions or investments by PDC or its Controlled Affiliates of additional limited partner interests in the Drilling Partnerships; provided that if PDC acquires 100% of a Drilling Partnership, ownership interests in oil and gas properties held by such Drilling Partnership that are within the AMI shall be required to be offered by PDC to the Company pursuant to the first sentence of this paragraph and provided further that any investments in or acquisitions of additional ownership interests in oil and gas properties in the AMI by the Drilling Partnerships shall be subject to the first sentence of this Exhibit D and (iii) the direct or indirect acquisition of a Controlling interest in an entity engaged in the acquisition, development, operation, exploitation or maintenance of oil or natural gas properties within the AMI, provided such entity’s interests within the AMI do not exceed 12,500 net acres at the time of such acquisition and provided further that any subsequent investment in or acquisition of ownership interests in oil and gas properties within the AMI by such entity shall be subject to the first sentence of this Exhibit D. Upon the Transfer by a Class A Member of all of its Class A Interest pursuant to Section 6.5 or Section 6.6, the transferor shall no longer be subject to the AMI restrictions in this Exhibit D. For purposes of

    D-1

the obligations in this Exhibit D, a Person shall not be considered a “Controlled Affiliate” of another Person if the other Person owns 34% or less of the outstanding equity interests of that Person and does not have the ability to appoint 50% or more of the members of the board of directors (or equivalent governing body) of that Person.
“AMI” means the area consisting of (a) until the fourth anniversary of the Closing Date, (i) the entirety of each county within the Area in which the Company owns or leases 1,000 net acres or more and (ii) the ownership and leasehold interests of the Company in the Area and surrounding five‑mile areas (from the boundaries of such property interests) with respect to counties in the Area in which the Company owns or leases less than 1,000 net acres; and (b) following the fourth anniversary of the Closing Date, (i) the ownership and leasehold interests of the Company in the Area and surrounding five‑mile areas (from the boundaries of such property interests) and (ii) ownership or leasehold interests and surrounding five‑mile areas (from the boundaries of such property interests) acquired by the Company in the Area no later than six months after the fourth anniversary of the Closing Date, if the potential acquisition of such ownership or leasehold interests was being pursued with the approval of the Board of Managers within the six-month period immediately preceding the fourth anniversary of the Closing Date.

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EXHIBIT E

PAYOUTS; DISTRIBUTION SHARING PERCENTAGES
This Exhibit is dated as of December 23, 2013
For purpose of this Exhibit E and the Agreement:
“Distribution Sharing Percentage” means, with respect to any Member, at any time of determination, the product of (a) the Class Distribution Sharing Percentage (expressed in decimal form) for the class of Interests held by such Member with respect to the applicable Payout Phase and (b) in the case of a Class A Member, such Class A Member’s Class A Sharing Percentage, in the case of a Class B Member, such Class B Member’s Class B Sharing Percentage, and in the case of a Class D Member, such Class D Member’s Class D Sharing Percentage.
“Class Distribution Sharing Percentage” shall mean with respect to each class of Interests, (a) in the case of any Distribution in connection with the Equity Incentive Distribution Event, the percentage of distributions to which the Class A Members, the Class B Members, and Class D Members, as the case may be, are entitled at the applicable time of determination, which percentages, as of the date of this Exhibit E, are set forth in Table 1 below, and (b) in the case of any other Distributions, zero percent (0%) for the Class B Units and one hundred percent (100%) for the Class A Units and Class D Units (participating proportionately on a per-Unit basis).

Table 1 - Class Distribution Sharing Percentages
Payout Phase	Class A and D Members	Class B Members
Up to and until First Payout	100.000%	0.000%
Above First Payout and up to Second Payout	99.125%	0.875%
Above Second Payout and up to Third Payout	98.250%	1.750%
Above Third Payout	97.375%	2.625%

“Payout” shall mean the satisfaction of each of the following conditions immediately following the occurrence of the Equity Incentive Distribution Event: (a) the present value of the aggregate cash and fair market value (determined under Section 5.5(b) of the Agreement) of property distributions which Investor has actually received from the Company, when discounted using the applicable IRR from the respective dates such distributions were received to the Closing Date, equals or exceeds the present value of the aggregate Capital Contributions actually made by Investor, when discounted using the applicable IRR from the respective dates such Capital Contributions were made to the Closing Date; and (b) the aggregate value of cash and fair market value (determined under Section 5.5(b) of the Agreement) of property distributions which the Class A Members and Class D Members have actually received from the Company (excluding the Special PDC Withdrawal) equals or exceeds the product of (i) the applicable ROI Factor and (ii) the aggregate

    E-1

Capital Contributions actually made by the Class A Members and Class D Members (net of the Special PDC Withdrawal). For purposes of this definition, each distribution and Capital Contribution shall be deemed to have been made on the last day of the month during which it was paid or received.
“Payout Phase” shall mean the phases up to and above the First Payout, the Second Payout, or the Third Payout, as set forth in Table 1. In determining the Payout Phase applicable to a Distribution, in the event the applicable Distribution would exceed the amount necessary to meet a particular Payout, the amount of Distribution in excess of such Payout shall be applied to the next applicable Payout Phase, and the Distribution Sharing Percentages of the Members shall be adjusted accordingly.
“First Payout” shall mean the occurrence of Payout utilizing the IRR and the ROI Factor set forth opposite “First Payout” in Table 2 below.
“Second Payout” shall mean the occurrence of Payout utilizing the IRR and the ROI Factor set forth opposite “Second Payout” in Table 2 below.
“Third Payout” shall mean the occurrence of Payout utilizing the IRR and the ROI Factor set forth opposite “Third Payout” in Table 2 below.
“IRR” shall mean the internal rate of return rates set forth in Table 2 below.
“ROI Factor” shall mean the factors referenced in Table 2 below under the column entitled “ROI Factors.”

Table 2 - IRR and ROI Factors
Payout	IRR	ROI Factor
First Payout	10% per annum compounded annually	Not applicable
Second Payout	10% per annum compounded annually	2.00
Third Payout	10% per annum compounded annually	3.00

    E-2